UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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Albany International Corp.

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March 30, 2016

To the Stockholders of Albany International Corp.:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Albany International Corp., which will be held at The One Hundred Club, 100 Market Street, Suite 500, Portsmouth, New Hampshire, at 9:00 a.m. on Friday, May 13, 2016.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, you are urged to vote and submit your proxy promptly by phone, via the Internet, or by signing, dating, and returning a proxy card. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

If you plan to attend the meeting, and have requested and received physical copies of these meeting materials, please so indicate on the enclosed proxy card so that we can make the necessary arrangements. (An addressed, postage-prepaid envelope is enclosed for your return of the proxy.)

Information about the meeting, including a description of the various matters on which the stockholders will act, can be found in the accompanying Notice of Annual Meeting and Proxy Statement. The Annual Report for the fiscal year ended December 31, 2015, also accompanies these materials.

Sincerely yours,

ERLAND E. KAILBOURNE	JOSEPH G. MORONE
Chairman of the Board	President and Chief Executive Officer

ALBANY INTERNATIONAL CORP.

216 Airport Drive, Rochester, New Hampshire 03867

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 13, 2016

The Annual Meeting of Stockholders of Albany International Corp. will be held at The One Hundred Club, 100 Market Street, Suite 500, Portsmouth, New Hampshire, on Friday, May 13, 2016, at 9:00 a.m. Eastern Time, for the following purposes:

1.	To elect eight Directors to serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified;
2.	to ratify the appointment of KPMG LLP as our independent auditor;
3.	to approve, by nonbinding vote, executive compensation;
4.	to approve the Company’s 2011 Incentive Compensation Plan for Section 162(m) purposes;
5.	to consider and take action on a proposal to approve a new Directors’ Annual Retainer Plan, increasing the stock portion of each Director’s annual retainer from $50,000 to $70,000 and extending the term of the Plan; and
6.	to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on March 21, 2016, will be entitled to vote at the Annual Meeting of Stockholders or any adjournment or adjournments thereof.

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience by telephone, via the Internet, or by signing, dating, and returning a proxy card. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

CHARLES J. SILVA, JR.
Secretary
March 30, 2016

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Albany International Corp. (“the Company”), 216 Airport Drive, Rochester, New Hampshire, of proxies in the accompanying form for use at the Annual Meeting of Stockholders to be held on May 13, 2016, and at any adjournment or adjournments thereof.

Voting Procedures

Each properly executed proxy in the accompanying form received prior to the Annual Meeting will be voted with respect to all shares represented thereby and will be voted in accordance with the specifications, if any, made thereon. If no specification is made, the shares will be voted in accordance with the recommendation of the Board of Directors. In addition, the shares will be voted in the discretion of the proxies with respect to (1) any matter of which we did not have notice prior to February 19, 2016, (2) the election of a person as a director in substitution for a nominee named in this proxy statement who, at the time of the meeting, is unable, or for good cause is unwilling, to serve, (3) any stockholder proposal properly excluded from this proxy statement, and (4) matters incident to the conduct of the meeting. A proxy may be revoked at any time prior to the voting thereof.

If a stockholder is a participant in our Dividend Reinvestment Plan or the Albany International Corp. ProsperityPlus 401(k) Savings Plan, a properly executed proxy will also serve as voting instructions with respect to shares in the stockholder’s accounts in such plans. In order for the plan trustee to vote 401(k) plan account shares, instructions must be received no later than 11:59 P.M. Eastern Time on May 9, 2016.

This proxy statement and the accompanying form of proxy are first being made available to our stockholders on or about March 30, 2016.

The only persons entitled to vote at the Annual Meeting (including any adjournment or adjournments) are (1) holders of record at the close of business on March 21, 2016, of the Company’s Class A Common Stock outstanding on such date and (2) holders of record at the close of business on March 21, 2016, of our Class B Common Stock outstanding on such date. As of March 21, 2016, there were 28,847,115 shares of the Company’s Class A Common Stock outstanding and 3,235,048 shares of our Class B Common Stock outstanding. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes, on each matter to be voted upon.

Under our By Laws, a copy of which is available at the Corporate Governance section of our website (www.albint.com), the presence, in person or by proxy, of shares having a majority of the total number of votes entitled to be cast at the meeting is necessary to constitute a quorum. Under Delaware law, if a quorum is present, a plurality of the votes cast at the meeting by the shares present in person or by proxy and entitled to vote is required for the election of directors. A majority of the voting power of our Class A Common Stock and Class B Common Stock present in person or by proxy, voting together as a single class, is required for any other action. Shares present at the meeting in person or by proxy and entitled to vote that abstain or fail to vote on any matter will be counted as present and entitled to vote but such abstention or failure to vote will not be counted as an affirmative or negative vote and thus will have the same effect as a vote “Against” each of the matters scheduled to be voted on at the Annual Meeting (other than the election of directors).

Under New York Stock Exchange rules, brokerage firms are permitted to vote in their discretion on certain routine matters on behalf of clients who have been requested to provide voting instructions, and have failed to do so by a date specified in a statement from the brokerage firm accompanying proxy materials distributed to its clients. Brokerage firms generally do not have such discretion, however, as to any contested action, any authorization for a merger or consolidation, any equity-compensation plan or any other matter related to executive compensation, any election of directors, or any matter that may affect substantially the rights or privileges of stockholders. In such a case, broker “nonvotes” would be treated as shares that are present at the meeting but fail to vote. The Company anticipates that brokerage firms will be able to vote in their discretion only on the proposal to ratify the selection of KPMG LLP as independent auditor. Broker “nonvotes” will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is present.

ELECTION OF DIRECTORS

All of the members of the Board of Directors are elected annually to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. Pursuant to the By Laws, the Board of Directors may increase or decrease the number of directors from time to time, but not to fewer than three. The Board of Directors has determined that, until further action by the Board, the number of directors of the Company, from and after the time of the 2016 Annual Meeting of Stockholders, shall be eight. Accordingly, the number of directors to be elected at the 2016 Annual Meeting of Stockholders is eight. The Board of Directors has nominated for election the eight persons listed below. All of the nominees are currently serving as directors. Unless otherwise specified on the proxy, the shares represented by a proxy in the accompanying form will be voted for the election of the eight persons listed below. If, at the time of the meeting, any nominee is unable, or for good cause unwilling, to serve, which event is not anticipated, the shares will be voted for a substitute nominee proposed by the Board of Directors, unless the Board reduces the number of directors. The biographical sketches of each nominee below highlight some of the specific experience, qualifications, attributes or skills that contributed to his or her selection by the Board.

JOSEPH G. MORONE joined the Company as President on August 1, 2005. He has been a Director of the Company since 1996 and has served as President and Chief Executive Officer since 2006. From 1997 to July 2005, Dr. Morone served as President of Bentley University. Prior to joining Bentley, Dr. Morone served as Dean of the Lally School of Management and Technology at Rensselaer Polytechnic Institute, where he held the Andersen Consulting Professorship of Management. He serves as the Presiding Director of Transworld Entertainment Corporation, and serves on the Board of Trustees of the University System of New Hampshire. In addition to extensive knowledge of the Company and its operations gained as Chief Executive Officer, Dr. Morone’s other contributions to the Board include experience leading other complex organizations, and his understanding of technology strategy and other issues confronting business organizations. Age 62.
CHRISTINE L. STANDISH has been a Director of the Company since 1997. From 1989 to 1991, she served the Company as a Corporate Marketing Associate, and was previously employed as a Graphic Designer for Skidmore, Owings & Merrill. She is President of J. S. Standish Company. She is a member of the Board of Trustees of Siena College and The Community Foundation for the Greater Capital Region. She is the sister of John C. Standish and the daughter of J. Spencer Standish. J. Spencer Standish and related persons hold in the aggregate shares entitling them to cast a majority of the combined votes entitled to be cast by all stockholders of the Company. As the Board seeks to safeguard and promote the interests of the Company’s stockholders, oversee Company management, and otherwise discharge its fiduciary obligations, Ms. Standish is able to provide a direct perspective as the representative of one of the Company’s largest stockholder groups. Age 50.
ERLAND E. KAILBOURNE has been a Director of the Company since 1999 and Chairman of the Board since May 9, 2008. He retired as Chairman and Chief Executive Officer (New York Region) of Fleet National Bank, a banking subsidiary of Fleet Financial Group, Inc., in 1998. He was Chairman and Chief Executive Officer of Fleet Bank, also a banking subsidiary of Fleet Financial Group, Inc., from 1993 until its merger into Fleet National Bank in 1997, and also served as Vice Chairman of the State University of New York from 1995 until 1999. He is a Director of the New York ISO, Financial Institutions, Inc., Rand Capital Corporation, and Allegany Co-op Insurance Company. Mr. Kailbourne’s broad experience as a director on numerous boards of public and private companies and foundations, his 37 years of experience in banking and finance, and his operational experience as chief executive officer of large organizations make him a valuable addition to the board of any public or private company, especially in oversight of risk management, liquidity, and finance matters. Age 74.

JOHN C. STANDISH has been a Director of the Company since 2001 and Vice Chairman of the Board since May 9, 2008. From 1986 until 2008, he served the Company in a number of management roles, the last being Senior Vice President of Manufacturing for Americas Business Corridor. He is Chairman and CEO of the J. S. Standish Company, and is the brother of Christine L. Standish and the son of J. Spencer Standish. In addition to being a member of the Standish family, John acquired extensive hands-on experience in all aspects of the Company’s Machine Clothing operations as an employee and manager, and holds a master’s degree in textiles and wood and paper sciences. Age 52.
JOHN F. CASSIDY, JR. has been a Director of the Company since November 2005. From 1998 to May 2005, he served as Senior Vice President, Science and Technology, at United Technologies Corp. (“UTC”), a diversified company with extensive aerospace operations. He previously served as Vice President and Director of UTC’s Research Center from 1991 to 1998, and as Director of Technology Management from 1989 to 1991. He also served at the General Electric Corporate Research and Development Laboratories from 1981 to 1988. Dr. Cassidy is a member of the Board of Trustees of Rensselaer at Hartford, and a former member of the Connecticut Academy of Science and Engineering. He serves on the Board of Directors of the Connecticut Technology Council, the Detroit-based Convergence Electronics Transportation Association, and the Convergence Educational Foundation. Mr. Cassidy’s extensive background in research and development, program management, and product development are valuable attributes for oversight of the Company’s research and development operations as well as its Albany Engineered Composites segment, which seeks to grow as a key supplier to customers in the aerospace industry. Age 71.
EDGAR G. HOTARD has been a Director of the Company since November 2006. He has served as a Venture Partner at ARCH Venture Partners since September 2004. In July 2013, he became a senior adviser to Warburg Pincus Asia for their energy and industrial sectors. Mr. Hotard retired as President and Chief Operating Officer of Praxair, Inc. in 1999. In 1992, he co-led the spin-off of Praxair from Union Carbide Corporation, where he served as Corporate Vice President. From 2000 until 2012, Mr. Hotard served as an adviser to, and nonexecutive Chairman of, the Monitor Group (China). Mr. Hotard is also a member of the Board of Directors of Jason Inc., Quinpario Acquisition Corp. 2, Baosteel Metals Co., Ltd., SIAD Macchine Impianti and Koning Corp. S.p.A. Within the past five years he has also served on the boards of directors of Global Industries Inc., Solutia Inc., Shona Energy Company, Inc., and as a partner at HAO Capital. He was a founding sponsor of the China Economic and Technology Alliance and of a joint MBA program between Renmin University, Beijing, and the School of Management, State University of Buffalo, New York. In 2000 he received the Great Wall Award for his contributions to the economic development of the Beijing Municipality. Mr. Hotard has experience managing a large global enterprise, assisting companies in developing and implementing their business strategy, building business relationships in Asia and China, and accessing capital markets. In the course of his career, he has worked with a number of senior government and business leaders in Asia and China. His background, understanding, and business relationships are helpful as the Board oversees management’s efforts to address shifting demand toward Asia, and China in particular, in its core Machine Clothing business, as well as its expanded operations in Asia. Age 72.

JOHN R. SCANNELL has been a Director of the Company since February 2012. He has served as Chairman and Chief Executive Officer of Moog Inc., a worldwide designer, manufacturer, and integrator of high-performance precision motion and fluid control systems for a broad range of applications, since January 8, 2014. Mr. Scannell joined Moog in 1990 as an Engineering Manager of Moog Ireland and later became Operations Manager of Moog GmbH in Germany. In 1999, he became the General Manager of Moog Ireland, and in 2003 moved to the Aircraft Group in East Aurora, New York, as the Boeing 787 Program Manager. He was named Moog’s Director of Contracts and Pricing in 2005. Mr. Scannell was elected Vice President of Moog in 2005 and Chief Financial Officer in 2007, a position he held until December 2010, at which time he was appointed President and Chief Operating Officer. In December 2011, he was named Moog’s Chief Executive Officer. Mr. Scannell’s range of management experience in engineering, operations management, contracts, and finance, along with his in-depth knowledge of the aerospace markets, products, and technologies, make him highly qualified to serve as a Director. In addition to an M.B.A. from Harvard Business School, Mr. Scannell holds B.S. and M.S. degrees in Electrical Engineering from University College Cork, Ireland. Age 52.
KATHARINE L. PLOURDE has been a Director of the Company since May 2013. She was a principal and analyst at the investment banking firm of Donaldson, Lufkin & Jenrette, Inc. (DLJ) until November 1997. Since that time, she has engaged in private investing. In addition to serving on the board of one private corporation, she previously served as a director of Pall Corporation, a global provider of filtration, separation and purification products and systems, from 1995 until its acquisition by Danaher Corporation in 2015, and of OM Group Inc. (OMG), a provider of specialty chemicals, advanced materials and technologies, from 2002 until OMG was acquired by Apollo Global Management in 2015. She previously served as lead independent director of OMG and on the audit committees of OMG and Pall. She has also served on the board of directors of Evercore Equity Fund, a publicly traded mutual fund, since November 2014. As a result of her tenure at DLJ and two other investment firms, Ms. Plourde brings significant analytical and financial expertise to the Board in a number of critical areas, including investor relations, financial reporting, accounting, corporate finance, and capital markets. Ms. Plourde’s years of service on the nominating/governance committees at Pall and OM Group have also given her significant Board governance experience, and contributed to her expertise on governance issues generally. Age 64.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR”
ALL OF THE NOMINEES FOR ELECTION

CORPORATE GOVERNANCE

Board Leadership Structure. Since becoming a public company in 1984, the Company has at times operated under a board leadership structure with the roles of Chief Executive Officer and Chairman combined, while at other times the positions of the Chairman and the top executive officer have been separated. Dr. Morone’s predecessor as Chief Executive Officer, Frank R. Schmeler, served as Chairman of the Board and Chief Executive Officer from 2000 until early 2006. From August 2003 until early 2006, Thomas R. Beecher, Jr. served as the Company’s nonmanagement Lead Director.

The Board of Directors expects the Chairman of the Board to function as a liaison and independent conduit between the members of the Board and the Company’s Chief Executive Officer between meetings of the Board, and to preside over meetings of, and provide leadership to, the nonmanagement members of the Board. The Chairman is also primarily responsible for setting Board meeting agendas, in cooperation with the Chief Executive Officer and Secretary. (Other responsibilities of the Chairman are described in the Company’s Corporate Governance Guidelines. The Chairman is also empowered to delegate some of these duties, in his or her discretion, to a Vice Chairman.) The Board has found that having a nonmanagement director function in this role, whether as a “lead director” or as Chairman, facilitates communication, helps ensure that issues of concern to nonmanagement directors are given an opportunity for discussion at meetings, and contributes generally to a more effective use of management and Board time. The Board also believes the current board leadership has served the Company well during Dr. Morone’s tenure as Chief Executive Officer, allowing him to devote his attention to the management of the Company during what has been a challenging and dynamic period. The Board engages in an annual self-evaluation process to determine whether the Board is discharging its responsibilities and operating effectively, and to consider changes in membership, structure, or process that could improve performance. While we believe that the current Board leadership structure is appropriate for the Company at the present time, it is possible that alternative Board leadership structures, including those that combine the offices of Chairman and Chief Executive Officer, could be appropriate for the Company under different circumstances.

Risk Oversight. The Board of Directors oversees the Company’s risk management processes. The Company’s Chief Executive Officer reviews with the Board, at each regularly scheduled quarterly meeting, the most significant top-level enterprise risks facing the Company, and the processes by which the Company mitigates such risks. This top-level review is supported by periodic formal review by senior management of all significant enterprise risks, facilitated by the Chief Financial Officer. The Board asks management, from time to time, to supplement this top-level review with a more detailed analysis of one or more specific risks, selected by the Board, including related mitigation actions. The Board also reviews management’s annual operating plan and strategic plan to ensure that they are consistent with, and appropriately address, the Company’s risks and risk management processes. The Audit Committee is responsible for assisting the Board in its oversight of the Company’s risk management processes. The Audit Committee periodically reviews the adequacy of the processes by which the Company handles risk assessment and risk management, and discusses such processes with management, the Company’s internal audit department and the independent auditors. The Committee receives periodic reports from the Company’s finance department regarding liquidity and other financial risks; from the finance and internal audit function regarding internal control risks; and from the finance, legal, and internal audit departments regarding processes for addressing fraud, legal and compliance risks, and the adequacy of the Company’s disclosure controls and procedures. The Audit Committee also periodically reviews and discusses cyber security risks to the Company with the Company’s Chief Information Officer and the internal audit function, and reviews and discusses with senior management the risk factors disclosed by the Company in its periodic filings with the Securities and Exchange Commission before such filings are made.

Although the Board oversees the Company’s risk management, day-to-day management of risk remains the responsibility of management.

Director Independence. The Corporate Governance Rules of the New York Stock Exchange (“the NYSE Rules”) provide that a company of which more than 50% of the voting power is held by an individual, a group, or another company will be considered to be a “controlled company.” As of March 29, 2016, J. S. Standish Company held, in the aggregate, shares entitling it to cast approximately 53% of the combined votes entitled to be cast by all stockholders of the Company. Directors Christine Standish and John Standish (the “Standish Directors”),

together with their father, J. Spencer Standish, have joint power to elect and remove all of the directors of J. S. Standish Company. As a controlled company under the NYSE Rules, the Company has elected to avail itself of the provisions of the NYSE Rules exempting a controlled company from certain requirements of the NYSE Rules, including that the Compensation and Governance Committees be composed entirely of independent directors (as independence is defined by the NYSE Rules). The Board of Directors has determined, however, that all of the members of the Audit Committee are independent. The Board is not required to make this determination with respect to any other director, and it has not done so. A description of transactions, relationships, or arrangements (if any) considered by the Board in making these determinations is set forth in the Audit Committee discussion below.

Meeting Attendance. The Board of Directors met nine times in 2015. Each incumbent director attended (in person or by telephone) 75% or more of the aggregate number of meetings of the Board and of the committees of the Board on which he or she served. It is the policy of the Company that all persons who are candidates for election to the Board of Directors at an Annual Meeting of Stockholders should attend that meeting (either in person or, if necessary, by telephone). All of the candidates for election to the Board of Directors attended the Annual Meeting of Stockholders in 2015.

Committees. The standing committees of the Board of Directors are a Governance Committee, an Audit Committee, and a Compensation Committee. During 2015, the Governance Committee met five times, the Audit Committee met ten times, and the Compensation Committee met four times.

Governance Committee. The Governance Committee reviews and recommends changes in the Company’s Corporate Governance Guidelines and governance and management structure; evaluates the effectiveness of the Board of Directors, its committees, and the directors; recommends to the Board of Directors the persons to be nominated for election as directors; and reviews management succession planning. A copy of the Charter of the Governance Committee is available at the Corporate Governance section of our website (www.albint.com). The current members of our Governance Committee are Christine Standish (Chair), Edgar Hotard, and Katharine Plourde. Board Chair Erland E. Kailbourne also participates in Committee meetings as an ex officio nonvoting member. Directors Plourde, Christine Standish and Hotard each served on the Committee during all of 2015.

The Governance Committee considers, on an ongoing basis, the skills, background, and experience that should be represented on the Board of Directors and its committees, the performance of incumbent directors, the appropriate size of the Board of Directors, potential vacancies on the Board, and other factors relating to the efficacy of the Board. The Committee and the Board seek to maintain a group of Board members that, in the aggregate, possesses the skills, background, and experience necessary and desirable to address effectively the issues and challenges the Company will confront. The Board does not expect that any single member will possess all of these attributes, and therefore seeks to accomplish this by selecting candidates with diverse skills and backgrounds. The Committee discusses with the Board, at least annually, the various qualifications and skills that should be represented on the Board and its committees, taking into account the nature of the business and the objectives of the Company as they may evolve over time. The Committee also reviews, on an annual basis, the performance of the sitting members of the Board, and makes recommendations to the Board regarding those directors to be nominated for reelection by the stockholders.

Although the Governance Committee has from time to time employed professional consultants for this purpose, members of the Committee also communicate with knowledgeable persons on a continuing basis to identify potential candidates for Board membership. Any qualified potential candidates so identified are then discussed by the Committee and the Board, and if the potential candidate appears likely to be a substantial addition to the Board, he or she is then interviewed by members of the Committee and the Board. The Governance Committee then considers the reports of the interviews and other information that has been gathered and determines whether to recommend to the Board of Directors that the person be elected as a director. The Committee has retained the director search firm of G. Fleck/Board Services since 2011 to assist in identifying and evaluating potential Board members. Directors Scannell and Plourde were initially recommended to the Committee by G. Fleck/Board Services.

Stockholders may send recommendations of persons to be considered by the Governance Committee for nomination for election as directors to: Chair, Governance Committee, Albany International Corp., 216 Airport Drive, Rochester, New Hampshire 03867. Our Corporate Governance Guidelines, a copy of which is available at the Corporate Governance section of our website (www.albint.com), set forth criteria to be employed by the Governance Committee and the Board of Directors in determining whether a person is qualified to serve as a director of the Company. Recommendations by stockholders should include information relevant to these criteria. The Governance Committee will give consideration to persons recommended by stockholders in the same manner that it employs when considering recommendations from other sources.

All of the nominees for election as directors at the 2016 Annual Meeting are standing for reelection by stockholders.

Audit Committee. The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities in a number of key areas, including:

•	the integrity of our financial statements, financial reporting process, and internal controls;
•	the performance of our internal audit function;
•	our compliance with legal and regulatory requirements, including our disclosure controls and procedures; and
•	the annual independent audit of our financial statements, including the engagement of the independent auditor, and the evaluation of the independent auditor’s qualifications, independence and performance.

The Committee’s charter sets forth a number of the Committee’s specific responsibilities in each of these areas.

The Committee discharges its responsibilities related to financial reporting by, among other things:

•	reviewing and discussing with management each quarterly earnings release, as well as other financial communications, and all quarterly reports on Form 10-Q or annual reports on Form 10-K;
•	after the completion of each annual audit, and before the filing of the Form 10-K, reviewing and discussing with the independent auditors, the head of internal audit, and senior management, among other things, (1) any significant audit findings, and management’s responses, (2) any significant changes in audit scope, and (3) any difficulties encountered during the course of the audit;
•	periodically reviewing and discussing with the independent auditor, management, and the head of the internal audit function, the acceptability and quality of our accounting policies, the clarity of our financial disclosures, and any weaknesses in our system of internal controls; and
•	periodically reviewing, evaluating and discussing with management the qualifications, performance and depth of the Company’s financial personnel.

As part of its oversight of our internal audit function, the Committee, among other things, reviews and approves the annual internal audit plan, and reviews, at least quarterly, the reports and findings of plan activities with the head of the department, senior management and the independent auditor. The Committee also evaluates the performance of the department, with input from management and the independent auditor.

The Audit Committee has established procedures for the receipt, retention and treatment of communications (including anonymous communications) relating to questionable accounting, auditing or internal control matters, violations of laws or regulations to which the Company is subject, or violations of the Company’s Business Ethics Policy or Code of Ethics for the Company’s Chief Executive Officer, Chief Financial Officer or Controller. Our Business Ethics Policy describes various means by which such communications may be reported (see “Available Information” on page 10.) The Committee has direct access to any complaints made to the Company’s whistleblower hotline that relate to accounting, auditing, internal controls, or alleged violations of the Business Ethics Policy, and oversees the investigation and resolution of all such complaints by the Company’s legal department and compliance function. The Committee also serves as the Company’s “Qualified Legal Compliance Committee” pursuant to the rules of the Securities and Exchange Commission with respect to Section 307 of the Sarbanes-Oxley Act, and is responsible for the review and resolution of all reports of “material violations” subject to Section 307. The Committee is also charged with reviewing any complaints or concerns relating to accounting, auditing, or internal controls matters that are communicated to the Chair of the Committee pursuant to the Company’s “up-the-ladder” reporting process for responding to such communications. The Committee is also responsible for evaluating all related party transactions and for recommending to the Board whether any such transaction should be ratified or approved.

The Committee is solely responsible, in accordance with the NYSE rules, for the appointment of our independent auditors. The Committee is also responsible for the evaluation of the independence, performance and qualifications of our independent auditors, and reviewing and approving their compensation. (See “RATIFICATION OF INDEPENDENT AUDITORS” on page 43.)

A copy of the current charter of the Audit Committee is available at the Corporate Governance section of our website (www.albint.com). The current members of the Audit Committee are Edgar G. Hotard (Chair), Erland E. Kailbourne, and Katharine Plourde. Each of the current members also served during all of 2015.

The Audit Committee has provided the following report:

The Audit Committee has reviewed and discussed with management and the independent auditors, KPMG LLP (“KPMG”), the financial statements for 2015, including management’s report with respect to internal control over financial reporting. The Audit Committee has discussed with KPMG the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”), and has received from KPMG the written disclosures and the communications relating to KPMG’s independence required by PCAOB rules. The Audit Committee has discussed with KPMG its independence, and has considered whether the provision by KPMG of the services referred to below under “RATIFICATION OF INDEPENDENT AUDITORS” is compatible with maintaining the independence of KPMG.

Based on the foregoing discussions and review, the Audit Committee recommended to the Board of Directors that the audited statements for 2015 be included in the Company’s Annual Report on Form 10-K for 2015 filed with the Securities and Exchange Commission.

The financial reporting process of the Company, including the system of internal controls and the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, is the responsibility of the Company’s management. The Company’s independent auditors (KPMG) are responsible for auditing the Company’s financial statements and internal controls over financial reporting. The Audit Committee monitors and reviews these processes. As required by the NYSE Rules, the Board of Directors has determined that, in their judgment, all of the members of the Audit Committee are “financially literate” and at least one member of the Committee “has accounting or related financial management expertise.” The Board has also determined that at least one member of the Committee, Katharine L. Plourde, is a “financial expert” as such term is defined in Item 407 of Regulation S-K of the Securities and Exchange Commission. The members of the Audit Committee are not employees of the Company and do not represent themselves as experts in the field of accounting or auditing.

The Charter of the Audit Committee provides that the members of the Committee are entitled to rely, and they do rely, on advice, information, and representations that they receive from the independent auditors, management, and the head of the Company’s Internal Audit function. Accordingly, the review, discussions, and communications conducted by the Audit Committee do not assure that the financial statements of the Company are presented in accordance with accounting principles generally accepted in the United States of America, that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, or that the Company’s independent auditors are, in fact, “independent.”

The Audit Committee:
Edgar G. Hotard, Chair
Erland E. Kailbourne
Katharine L. Plourde

The Board of Directors has determined that none of the members of the Audit Committee has any relationship with the Company that may interfere with the exercise of his or her independence from management and the Company and, on that basis, has determined that each of them is “independent” within the meaning of the Sarbanes-Oxley Act and the NYSE Rules. In making this determination, the Board considered, after due inquiry, the lack of any transactions, relationships, or arrangements between the Company and each member of the Committee.

The Board of Directors has determined that Ms. Plourde possesses all of the attributes of an “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K of the Securities and Exchange Commission. Ms. Plourde also served on the audit committee of two other public companies during 2015: Pall Corporation and of OM Group Inc. (The Audit Committee Charter does not permit any member of the Audit Committee to serve on the audit committees of more than two other public companies, unless the Board of Directors has determined that such simultaneous service would not impair the ability of such member to serve effectively on our Audit Committee, and such determination is disclosed in our annual proxy statement.) Pursuant to the NYSE Rules, the Board of Directors has determined that all of the current members of the Audit Committee are “financially literate” and that at least one member of the Committee has “accounting or related financial management expertise.” The Board of Directors believes that all of the current members of the Audit Committee are well qualified to perform the functions for which the Committee is responsible.

Compensation Committee. The Compensation Committee is generally responsible for determining the compensation of our directors and executive officers. A copy of the Committee’s charter is available at the Corporate Governance section of our website (www.albint.com). The current members of the Compensation Committee are John F. Cassidy, Jr. (Chair), John Scannell, and John Standish.

As specified in its charter, the Compensation Committee is directly responsible for determining the compensation of the Company’s Chief Executive Officer as well as the other senior executive officers of the Company. The Committee also assists the Board of Directors in the creation and implementation of employee compensation, incentive, and benefit policies and plans; administers (or oversees the administration by management of) pension and other employee benefit plans; and approves grants and awards under our stock option and restricted stock unit plans, and our 2011 Incentive Plan (except for awards intended to preserve deductibility under Section 162(m) of the Internal Revenue Code, which awards are approved by a separate committee of independent directors designated for such purpose). These duties and responsibilities may be delegated to a subcommittee comprising one or more members of the Committee.

The Committee’s charter indicates that input from management is both expected and in some instances required in connection with the Committee’s exercise of its responsibilities. See “The Role of Executive Officers” on page 15.

In addition, the Committee’s charter charges the Committee with the responsibility to obtain advice and assistance from outside legal or other advisers or consultants as the Committee may from time to time deem appropriate, and to determine the compensation and other terms of service of such advisers and consultants. The Committee has exclusive power to select, retain, and terminate the services of any such advisers or consultants to assist in evaluating the compensation of the Chief Executive Officer or senior executives, and sole power to determine the compensation and other terms of service of such consultants. The charter provides that the Company shall provide for the payment of fees and compensation to any advisers or consultants so employed by the Committee. During 2015, the Company paid $28,491 to Pearl Meyer & Partners for compensation-related services. (See “The Role of the Compensation Consultant” on page 14 for a discussion of compensation-related services provided by Pearl Meyer during 2015.).

Compensation Committee Interlocks and Insider Participation. All members of the Compensation Committee served in such capacity during all of 2015.

No member of the Committee was an employee during 2015. John Standish is an officer and director of J. S. Standish Co. (See “SHARE OWNERSHIP” on page 11.)

Nonmanagement directors. Meetings of the “nonmanagement” directors, as defined by the NYSE Rules, are regularly held at the conclusion of each regularly scheduled meeting of the Board. The current nonmanagement directors include all of the directors other than Dr. Morone. Meetings of the nonmanagement directors during 2015 were chaired by the Chairman. The Chairman also acts as a liaison between the directors and the Chief Executive Officer, and facilitates communication among the directors. Interested persons may communicate with the Chairman and the nonmanagement directors by writing to: Chairman, Albany International Corp., 216 Airport Drive, Rochester, New Hampshire 03867.

Shareholder communications. It is our policy to forward to each member of the Board of Directors any communications addressed to the Board of Directors as a group, and to forward to each director any communication addressed specifically to such director. Such communications may be sent to: Albany International Corp., 216 Airport Drive, Rochester, New Hampshire 03867.

Available Information. The Company’s Corporate Governance Guidelines, Business Ethics Policy, and Code of Ethics for the Chief Executive Officer, Chief Financial Officer, and Controller, and the charters of the Audit, Compensation, and Governance Committees of the Board of Directors are all available at the Corporate Governance section of the Company’s website (www.albint.com).

Certain Business Relationships and Related Person Transactions

The Company has adopted a written policy requiring review of relationships and transactions in which directors or executive officers, or members of their immediate families, are participants, in order to determine whether such persons have a direct or indirect material interest. The Company’s Legal Department is responsible for developing and implementing processes and controls designed to obtain information relating to any such relationship or transaction, and for determining whether disclosure of such relationships or transactions is required. The Audit Committee of the Board of Directors is responsible for reviewing such information, and making recommendations to the disinterested members of the Board regarding the ratification or approval of such relationships or transactions. As set forth in the policy, the Audit Committee considers each transaction in light of relevant factors, including any benefits to the Company, whether the terms are arm’s-length and in the ordinary course, the direct or indirect nature of the related person’s interest in the transaction, the size and expected term of the transaction, and such other facts and circumstances as may bear on the materiality of the transaction or relationship. No director may participate in the review, ratification, or approval of any transaction in which such director has an interest.

Since January 1, 2015, there have been no transactions involving related persons required to be reported in this proxy statement where the above policy did not require review, approval, or ratification, or where such policy was not followed.

Chairman Emeritus

As Chairman Emeritus of the Board of Directors, J. Spencer Standish is invited to all meetings of the Board and occasionally attends such meetings. He receives limited assistance from Company administrative personnel in managing his correspondence and travel arrangements. He visits Company facilities in the United States and abroad from time to time, and consults with senior management from time to time on Company matters. While Mr. Standish is sometimes reimbursed for Company-related expenses incurred in connection with such visits, his attendance at meetings, and such consultations, he received no such reimbursements during 2015. Other than his pension under the Company’s retirement plans, and reimbursement of these expenses, Mr. Standish receives no other fees or compensation for his activities with respect to the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers, and any persons holding more than 10% of our Class A Common Stock, to file with the Securities and Exchange Commission reports disclosing their initial ownership of the Company’s equity securities, as well as subsequent reports disclosing changes in such ownership. To the Company’s knowledge, based solely on a review of such reports furnished to us and written representations by such persons that no other reports were required, all persons who were subject to the reporting requirements of Section 16(a) complied with such requirements during the year ended December 31, 2015.

SHARE OWNERSHIP

As of the close of business on March 1, 2016, each of the directors, director nominees, and Named Executive Officers, and all current directors and officers as a group, beneficially owned shares of our capital stock as follows:

	Shares of Class A Common Stock Beneficially Owned(a)		Percent of Outstanding Class A Common Stock	Shares of Class B Common Stock Beneficially Owned		Percent of Outstanding Class B Common Stock
Joseph G. Morone	244,693	(b)	(c)	—		—
Christine L. Standish	3,239,691	(d)	10.17%	3,232,744	(e)	99.93%
Erland E. Kailbourne	28,234		(c)	—		—
John C. Standish	3,233,346	(f)	10.15%	3,232,744	(g)	99.93%
John F. Cassidy, Jr.	15,524		(c)	—		—
Edgar G. Hotard	16,451		(c)	—		—
John B. Scannell	7,012		(c)	—		—
Katharine L. Plourde	3,835		(c)	—		—
John B. Cozzolino	26,824	(h)	(c)	—		—
Daniel Halftermeyer	80,565	(i)	(c)	—		—
Robert A. Hansen	19,167	(j)	(c)	—		—
Ralph M. Polumbo	41,606	(k)	(c)	—		—
All officers and directors as a group
(17 persons)	3,739,364		13.38%	3,232,744		99.93%

(a)	Because shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock on a one-for-one basis, they are reflected in the above table both as Class B shares beneficially owned and as Class A shares beneficially owned. “Beneficial ownership” has the meaning specified under Rule 13d-3 of the Securities Exchange Act.
(b)	Includes (i) 240,278 shares owned outright and (ii) 4,415 shares held in the Company’s employee stock ownership plan.
(c)	Ownership is less than 1%.
(d)	Includes (i) 6,595 shares owned outright, (ii) 3,232,744 shares issuable upon conversion of an equal number of shares of Class B Common Stock, and (iii) 352 shares held by Ms. Standish in her account in the Company’s 401(k) retirement savings and employee stock ownership plans. See “Voting Power of the Standish Family” on page 13 for a description of the nature of Ms. Standish’s beneficial ownership of the Class B shares.
(e)	Includes (i) 100 shares owned outright and (ii) 3,232,644 shares owned or controlled by J. S. Standish Company. See “Voting Power of the Standish Family” on page 13 for a description of the nature of Ms. Standish’s beneficial ownership of these shares.
(f)	Includes (i) 3,232,744 shares issuable upon conversion of an equal number of shares of Class B Common Stock, (ii) 591 shares held by Mr. Standish in his account in the Company’s 401(k) retirement savings and employee stock ownership plans, and (iii) 11 shares held directly. See “Voting Power of the Standish Family” on page 13 for a description of the nature of Mr. Standish’s beneficial ownership of these shares.
(g)	Includes (i) 100 shares owned outright and (ii) 3,232,644 shares held by J. S. Standish Company. See “Voting Power of the Standish Family” on page 13 for a description of the nature of Mr. Standish’s beneficial ownership of these shares.
(h)	Includes (i) 23,733 shares owned outright, (ii) 2,791 shares held in the Company’s employee stock ownership plan, and (iii) 300 shares issuable upon exercise of options exercisable currently.
(i)	Includes (i) 59,265 shares owned outright and (ii) 21,300 shares issuable upon exercise of options exercisable currently.
(j)	Includes (i) 12,185 shares owned directly, (ii) 4,582 shares held in the Company’s employee stock ownership plan, and (iii) 2,400 shares issuable upon exercise of options exercisable currently.
(k)	Includes (i) 40,697 shares owned directly and (ii) 909 shares held in the Company’s employee stock ownership plan.

Each of the individuals named in the preceding table has sole voting and investment power over shares listed as beneficially owned, except as indicated. Each of the directors and officers whose share ownership is reported above has indicated that no such shares are pledged as security.

The following persons have informed us that they were the beneficial owners of more than five percent of our outstanding shares of Class A Common Stock:

5% Beneficial Owners of Class A Common Stock

Name(s)(a)	Reported Shares of Company’s Class A Common Stock Beneficially Owned*		Percent of Outstanding Class A Common Stock
J. S. Standish Company	3,232,644	(b)	10.09%
J. Spencer Standish	3,232,644	(b)	10.09%
John C. Standish	3,233,318	(c)	10.10%
Christine L. Standish	3,239,654	(d)	10.12%
Standish Family Holdings, LLC	2,363,527		7.59%
BlackRock, Inc.	2,722,114	(e)	9.45%
Wellington Management Group LLP	2,570,388	(f)	8.93%
TimesSquare Capital Management, LLC	2,242,800	(g)	7.79%
The Vanguard Group	2,149,510	(h)	7.53%
Brown Advisory, LLC	1,444,542	(i)	5.02%

*	As of December 31, 2015, except for J. Spencer Standish, the J.S. Standish Company, John C. Standish, Christine L. Standish, and Standish Family Holdings, LLC, whose holdings are shown as of March 1, 2016.
(a)	Addresses of the beneficial owners listed in the above table are as follows: J. S. Standish Company and Standish Family Holdings, LLC, c/o Barrantys LLC, 120 W. Tupper Street, Buffalo, New York 14201; J. Spencer Standish, Christine L. Standish and John C. Standish, c/o Albany International Corp., 216 Airport Drive, Rochester, NH 03867; BlackRock, Inc., 55 East 52nd Street, New York, NY 10022; Wellington Management Group LLP, c/o Wellington Management Company, LLP, 280 Congress Street, Boston, MA 02210; TimesSquare Capital Management, LLC, 7 Times Square, 42nd Floor, New York, NY 10036; The Vanguard Group, 100 Vanguard Boulevard, Malvern, PA 19355; and Brown Advisory, LLC, 901 South Bond Street, Suite 400, Baltimore, MD 21231.
(b)	Represents shares issuable upon conversion of an equal number of shares of Class B Common Stock. See “5% Beneficial Owners of Class B Common Stock” on page 13 below.
(c)	Represents (i) 602 shares held by Mr. Standish directly or in his account in the Company’s 401(k) retirement savings and employee stock ownership plans, and (ii) 3,232,744 shares issuable upon conversion of an equal number of shares of Class B Common Stock. See “5% Beneficial Owners of Class B Common Stock” on page 13 for a description of the nature of Mr. Standish’s beneficial ownership of these shares.
(d)	Represents (i) 6,947 shares held by Ms. Standish directly or in her account in the Company’s 401(k) retirement savings and employee stock ownership plans, and (ii) 3,232,744 shares issuable upon conversion of an equal number of shares of Class B Common Stock. See “5% Beneficial Owners of Class B Common Stock” on page 13 below for a description of the nature of Ms. Standish’s beneficial ownership of these shares.
(e)	Represents shares beneficially owned by BlackRock, Inc. and one or more affiliates, including BlackRock Fund Advisors. BlackRock, Inc. and/or one or more of such entities has the sole power to vote or direct the vote of 2,655,672 such shares, and sole power to dispose or direct the disposition of all such shares.
(f)	Represents shares beneficially owned by investment advisory clients of Wellington Management Group LLP or one of its affiliates. Wellington Management Group LLP has shared power to vote or direct the vote of 1,965,369 such shares, and shared power to dispose or direct the disposition of all such shares.
(g)	Represents shares beneficially owned by investment advisory clients of TimesSquare Capital Management, LLC. TimesSquare Capital Management, LLC has sole power to vote or direct the vote of 2,197,600 such shares, and sole power to dispose or direct the disposition of all such shares.
(h)	Represents shares reported as beneficially owned by The Vanguard Group, in its capacity as investment adviser. The Vanguard Group has sole power to vote or direct the vote of 39,288 such shares, shared voting power as to 3,100 such shares, shared dispositive power with respect to 40,588 such shares, and sole power to dispose or direct the disposition of 2,108,922 such shares.
(i)	Represents shares beneficially owned by investment advisory clients of Brown Advisory, LLC, in its capacity as investment adviser. Brown Advisory, LLC has sole voting power as to 1,436,212 such shares and shared dispositive power as to all such shares.

The following persons have informed the Company that they are the beneficial owners of more than five percent of the Company’s outstanding shares of Class B Common Stock as of March 1, 2016:

5% Beneficial Owners of Class B Common Stock

Name(s)(a)	Shares of Company’s Class B Common Stock Beneficially Owned	Percent of Outstanding Class B Common Stock
J. Spencer Standish	3,232,644(b)	99.92%
John C. Standish	3,232,744(c)	99.93%
Christine L. Standish	3,232,744(d)	99.93%
J. S. Standish Company	3,232,644(e)	99.92%
Standish Family Holdings, LLC	2,363,527	73.06%

(a)	Addresses of the beneficial owners listed in the above table are as follows: J. Spencer Standish, John C. Standish, and Christine L. Standish, c/o Albany International Corp., 216 Airport Drive, Rochester, NH 03867; and J. S. Standish Company and Standish Family Holdings, LLC, c/o Barrantys LLC, 120 West Tupper Street, Buffalo, NY 14201.
(b)	Includes (i) 2,363,527 shares held by Standish Family Holdings, LLC, and (ii) 869,117 shares held by J. S. Standish Company. See “Voting Power of the Standish Family” below for a description of the nature of Mr. Standish’s beneficial ownership of these shares.
(c)	Includes (i) 2,363,527 shares held by Standish Family Holdings, LLC, and (ii) 869,117 shares held by J. S. Standish Company. See “Voting Power of the Standish Family” below for a description of the nature of Mr. Standish’s beneficial ownership of these shares. Also includes 100 shares held directly.
(d)	Includes (i) 2,363,527 shares held by Standish Family Holdings, LLC, and (ii) 869,117 shares held by J. S. Standish Company. See “Voting Power of the Standish Family” below for a description of the nature of Ms. Standish’s beneficial ownership of these shares. Also includes 100 shares held directly.
(e)	Includes (i) 2,363,527 shares held by Standish Family Holdings, LLC, and (ii) 869,117 shares held directly. J. S. Standish Company, as manager, has sole voting and investment control over the shares held by Standish Family Holdings, LLC.

Voting Power of the Standish Family

The J. S. Standish Company now holds or controls in the aggregate shares entitling it to cast approximately 53% of the combined votes entitled to be cast by all stockholders of the Company. Christine L. Standish serves as President, and John C. Standish as Chairman and CEO, of the J. S. Standish Company. Directors Christine L. Standish and John C. Standish (the “Standish Directors”), together with their father, J. Spencer Standish, have joint power to elect and remove all of the directors of J. S. Standish Company.

If Standish Family Holdings, LLC casts votes as expected, election of the director nominees listed above, and approval of each other proposal to be considered at the meeting, will be assured.

Compensation Committee Report

     The Compensation Committee of the Board of Directors (the “Committee”) has reviewed the Compensation Discussion and Analysis following this report with management of the Company, and based on such review recommended to the Board of Directors that it be included in the Company’s Annual Report on Form 10-K and this proxy statement.

John F. Cassidy, Jr., Chair John Scannell John C. Standish

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In his 2015 letter to shareholders, Dr. Morone once again outlined the three imperatives that comprised our corporate strategy and define our standard for assessing performance. They remained: hold Machine Clothing cash flow, execute the LEAP ramp, and advance the Albany Engineered Composites (AEC) product pipeline. These three imperatives influenced all of our actions and, consequently, formed the foundation of our 2015 executive compensation program. The following portion of our Proxy Statement describes that program, and reports on the 2015 compensation earned by and paid to the Company’s “named executive officers” (the “NEOs”), as that term is defined in applicable SEC regulations. The discussion is presented in three parts. The first part states the Committee’s compensation philosophy and objectives, identifies the different elements of compensation, describes the structure of the 2015 compensation program, and explains the various matters taken into consideration by the Committee when adopting compensation policies or arriving at compensation decisions. The second part reports the compensation earned by our NEOs based on the Company’s 2015 performance. The final part sets out the 2015 compensation actually earned by, awarded to, or available to the NEOs in SEC-mandated tables. Our NEOs for 2015 were again President and CEO Dr. Joseph G. Morone; Chief Financial Officer and Treasurer John B. Cozzolino; President — Machine Clothing Daniel A. Halftermeyer; President — AEC Ralph M. Polumbo; and Senior Vice President and Chief Technology Officer Robert Hansen. It should be noted that although Mr. Polumbo retired effective January 1, 2016, he is considered a NEO for 2015 for the purposes of this Proxy Statement pursuant to applicable SEC reporting requirements.

PART I

Compensation Philosophy and Objectives

It is the Committee’s philosophy to compensate the Company’s executives based on their individual importance in achieving the Company’s strategic objectives, consistent with competitive market practices, and taking internal equity into account. The principal objectives of our executive compensation program are (1) to enable the Company to attract and retain talented, well-qualified, experienced, and highly motivated executives whose performance will substantially enhance the Company’s performance, and (2) to structure elements of compensation so that performance consistent with delivering shareholder value and achieving the Company’s annual and long-term goals is suitably rewarded. Therefore, the NEO compensation program is designed with a focus on total direct compensation targets utilizing both long and short-term performance-based compensation components.

Shareholder “Say on Pay”

For 2015, the Committee again chose to implement the same compensation program structure it has used since 2010. Although the results of the 2015 “say on pay” vote were not available when the Committee was adopting the 2015 compensation program, voting results from prior years were a significant factor in that decision. For instance, in 2014, shareholders representing 99% of the votes cast expressed approval of the Company’s executive compensation. In 2015, the ultimate approval rating was again 99%.

Roles in Structuring Compensation

The Role of Compensation Committee

The Compensation Committee of the Board of Directors is responsible for setting the compensation of all of our executive officers, including Dr. Morone. The Committee considers, adopts, reviews, and revises the various compensation plans, programs and guidelines, and reviews and determines all components of each executive officer’s compensation. The Committee reports to, and receives feedback from, the full Board of Directors each quarter. With regard to Dr. Morone, though his compensation is determined by the Committee, its actions reflect advice and input from the full Board of Directors, and takes into account the full Board’s assessment of Dr. Morone’s performance.

The Role of the Compensation Consultant

The Committee retains an executive compensation consultant to provide benchmarking and comparative compensation analysis. The consultant’s findings and recommendations form part of the input used in the ongoing review and design of the Company’s compensation programs. The analysis process is normally completed on an annual basis in the case of the Company’s CEO, CFO and the two business unit Presidents, and periodically with respect to other members of the senior management team. Analyses completed by Pearl Meyer & Partners in early 2015 were considered by the Committee when establishing 2015 total direct compensation targets and base salary increases.

The Role of Executive Officers

The Committee’s Charter expressly provides that input from management is expected, and in some instances required, in connection with the Committee’s exercise of its responsibilities. Company management does make recommendations to the Committee from time to time regarding the elimination or modification of existing benefit plans, or the adoption of new plans. In addition, although the Committee has traditionally been responsible for reviewing and approving salary ranges for senior management, such ranges and changes are typically proposed to the Committee by the Company’s CEO after consultation with personnel from the Company’s Human Resources function.

Elements of Compensation

There are several components to the Company’s executive compensation program. Flexibility in the application of each discrete component provides the Committee the ability to adjust to changes in market conditions and for performance. This flexibility is evidenced in the Committee’s practice of adjusting the allocation between long- and short-term compensation, and in its varying use of cash and non-cash elements. It should also be noted that not every component is granted, or made available, to all executives. In 2015, the principal components of the executive compensation program available to achieve the Committee’s compensation objectives were:

Base Salary

Annual base salary constitutes the core cash portion of the compensation of every member of management, including the NEOs. In determining the appropriate amount to be established as base salary, the Committee considers benchmarking data, the executive’s past performance, and his or her individual importance to the Company and internal equity.

Annual Incentive Plan

The Company provides certain managers an opportunity to earn an annual cash incentive bonus. Although the amount of the bonus actually paid to a manager is determined by the Committee in its sole discretion, it is generally based on Company, business unit, and/or individual performance against established targets during the previous year. Target bonus opportunities are established as a percentage of base salary. For 2015, the Committee adhered to its prior practice of excluding the senior management team (consisting of the CEO and approximately five to seven top executives working most closely to him, including all the NEOs), from the annual cash incentive bonus. Instead, the senior management team is granted MPP and APP Performance Awards, as described below. Participation in the annual cash incentive bonus program is limited to approximately 350-400 managers worldwide.

Under the Annual Incentive Plan, a bonus at the targeted level is paid only if the Committee determines that the performance levels that it considers appropriate for the particular year have been achieved. Lesser cash incentives may be paid if such performance levels are not achieved, and larger incentives will be paid if performance exceeds such levels. Threshold performance levels are also established and performance below the threshold levels would generally result in no bonus being earned. Maximum performance levels are also established. The threshold, target and maximum performance levels are established in reference to the operating plan approved by the Board of Directors.

Performance Awards

Performance Awards are granted pursuant to the Company’s 2011 Incentive Plan to the senior management team only. They are designed to reward performance. In granting Performance Awards, the Committee considers (1) the alignment between the performance goals and the Company’s business objectives, (2) advice from its executive compensation consultant regarding the total value of the awards as a percentage of total direct compensation, as well as the ideal frequency of various award outcomes, and (3) the amounts of Performance Awards actually earned in prior years.

The performance period for the short-term performance incentive award was the 2015 fiscal year. This annual performance period award (the “APP Performance Award”) entitled the recipient to receive between 0% and 200% of the target award, initially denominated as a dollar figure, based on the extent to which he or she attained certain performance goals during 2015. Once determined, the awards were paid out in full in a ratio of 50% cash and 50% stock (except in the case of Dr. Morone whose award was allocated 60% cash and 40% stock) in March 2016. The average share price for the first 10 days in January 2016 is used to determine the number of shares issued. The performance period for the long-term performance incentive award ran from January 1, 2015 through December 31, 2017. This multi-year performance period award (the “MPP Performance Award”) entitles the recipient to receive between 0% and 200% of the cash and share award targets stated in the award agreement, based on the extent to which he or she attains certain cumulative performance goals at the end of the three-year performance period. Once determined, the awards will be paid out in full in cash and stock in early 2018.

When establishing performance goals for all performance-based incentive compensation, the Committee intends that there be a rather high probability that threshold levels would be met, and a rather low probability that maximum levels would be met. The performance measurement metrics and goals for 2015 performance-based incentive compensation program were drawn from the operating plan approved by the Board of Directors in December 2014.

Restricted Stock Units

Restricted Stock Units (“RSUs”) can be granted pursuant to the Company’s Restricted Stock Unit Plan (“RSU Plan”) to function primarily as retention incentives, but they have been used only rarely since 2010. Members of the senior management team generally did not participate in the annual RSU grants prior to 2011, but have received grants as part of special executive retention incentives adopted from time to time. Before 2011, annual grants were targeted to approximately 200-250 top managers just below the senior management team, who also participate in the annual cash incentive bonus program. The size of a grant to any single manager was typically determined primarily on the basis of salary and grade level, years of service, and internal equity. No RSU grants have been made to this group of top managers since 2010. Instead, beginning in February 2012, the Company began making grants under the 2011 Performance Phantom Stock Plan described below.

Performance Phantom Stock

Performance Phantom Stock (“Performance Phantom Stock”) is granted pursuant to the Company’s Performance Phantom Stock Plan (“Performance Stock Plan”). These grants similarly function as a retention incentive, but with a performance component. The size of any grant is determined primarily on the basis of salary and grade level, years of service, internal equity, consideration of the employee’s value to the Company, and the retentive effect of previously awarded incentives that remain outstanding. The number of units ultimately earned depends on Company performance measured against corporate-wide goals established at the beginning of the one-year performance period. Members of the senior management team have not participated in, and are not expected to participate in, this plan. These grants are targeted to approximately 125-150 top managers just below the senior management team, who also participate in the annual cash incentive bonus program.

Other Plans and Programs

In addition to the foregoing, the Company maintains a tax-qualified 401(k) defined contribution plan in which all U.S. employees are generally eligible to participate. Under the 401(k) plan, a participant is entitled to contribute up to 100% of his or her income (subject to IRS-imposed limitations); the Company will match contributions made by the employee under the Plan, up to a maximum of 5% of the employee’s pre-tax income. The Company also maintains a profit-sharing plan for all eligible U.S. employees. Under the profit-sharing plan, the Company will make an additional, discretionary profit-sharing contribution to the accounts of eligible participants in the 401(k) plan. The amount of the contribution is generally determined using the same formula used to determine the Company’s CEO’s performance under his annual performance award. The actual amount is determined by the Committee in its sole discretion, and typically amounts to between 1% and 2.5% of each participant’s annual salary. The contributions are made in cash and allocated to investments chosen by plan participants.

The Company maintains a tax-qualified defined benefit plan (i.e., a pension plan) in which all salaried and hourly U.S. employees who began their employment before October 1, 1998 participate. The Company also maintains a related supplemental executive retirement plan. NEOs who are U.S. employees and who were so employed before such date accrued retirement benefits under these plans in accordance with their terms until

February 28, 2009. These plans were both amended as of that date so that no additional benefits would accrue to any plan participant, effectively freezing the future benefits of any participant based on their years of service and highest earned salaries as of February 28, 2009.

The amounts to which executives are entitled under these plans are dictated by the terms of the plans themselves. These are tax-qualified, nondiscriminatory plans, which apply equally to all eligible employees of the Company. The Committee is made aware of the accrued value of these entitlements when making determinations regarding executive compensation (including the NEOs), but an executive’s benefits under these plans have generally had no direct bearing on its determinations. The Committee believes that the accumulation of benefits under these plans should have no impact on its objective of compensating individuals based upon their individual importance to the Company in achieving annual and strategic objectives.

Finally, employees located outside of the United States may enjoy benefits under local government-mandated retirement or pension plans, as well as supplementary pension or retirement plans sponsored by local Company affiliates. Mr. Halftermeyer is the only NEO employed outside of the United States. As a French citizen serving as an employee of a Swiss subsidiary of the Company while on an international assignment, he accrues benefits under both a private pension plan maintained by the Swiss subsidiary as required by Swiss law, and as an expatriate under a French government-sponsored pension program. The Company pays both the employer and employee contributions to this program in order to maintain Mr. Halftermeyer’s participation during his expatriation. The amounts paid by the Company toward both pension plans during 2015 are reported in the “Summary Compensation Table” on page 23, and the present value of the benefits accumulated under the Swiss private pension plan are reported in the “PENSION BENEFITS” table on page 31.

Structuring the 2015 Compensation Program — Pay for Performance

Adopting the 2015 compensation program for our NEOs began with establishing a total direct compensation target for each executive. This was done with reference to benchmarking data and after consideration of the executive’s past performance and his or her individual importance to the Company. The Committee considered the total direct compensation target and base salary paid to similarly-situated executives at companies included in its benchmarking group (see page 19). It also noted the mean and median compensation paid to executives in the benchmarking group, and compared those against the amounts awarded to its own executives in prior years. After considering all of the foregoing factors, the Committee established the total direct compensation target for Dr. Morone at the 75th percentile of the peer group data, and established the targets for the other NEOs at or between the 50th and 75th percentile of the peer group data. The total direct compensation targets established are not guaranteed, but paid only if earned by an NEO based on performance.

When establishing total direct compensation targets at certain percentiles of the peer group data, particularly with regard to the Company’s CEO, the Committee is made aware of the Company’s performance relative to the peer group as measured by a number of different EBITDA — based financial metrics. The Committee is mindful of the growing reliance of investors and shareholder advisory groups on an even wider array of comparative financial metrics to assess the performance of a company relative to its peers, especially in connection with usage of “say on pay” voting guidelines. The Committee believes that a simple comparison of peer group financial metrics in assessing compensation fails to take into account the Company’s unique composition, relative to its peer group, as a combination of two very different businesses pursuing two very different business strategies: Machine Clothing, an established, cash-generating, mature business seeking to maintain its reputation as an industry leader as well as its ability to generate cash; and AEC, a cash-consuming, capital intensive business managing the challenges of rapid growth. The Committee feels that an over-reliance on comparative financial metrics would, in the Company’s case, fail to adequately measure the overall performance of the Company’s executives in executing these two different strategies, resulting in inappropriate compensation outcomes.

After total direct compensation targets are established, the Committee chooses the components to be utilized to pay the compensation, if earned, as well as the share of total direct compensation to be allocated to each component. In making these determinations, the Committee reviews the mix of the compensation paid to executives in the benchmarking group, focusing on long-term and short-term compensation, fixed and variable components, and the ratio of earned compensation paid as equity or cash. For 2015, the Committee again determined that the total direct compensation target opportunities for NEOs would be paid as base salary, and through short-term and long-term incentive compensation awards, with the latter two components being performance-based and at risk, payable only if earned. To determine the share of the total direct compensation target that would be allocated to each component, the Committee determined the appropriate base salary to be paid to each executive. The

Committee also determined that 35% of the total direct compensation target would be granted in the form of a long-term performance incentive award (i.e., the MPP Performance Award), and that the remainder of the target would consist of a short-term performance incentive award (i.e., the APP Performance Award).

After the total direct compensation target was allocated between these components, the Committee then established the performance measurement metrics and goals for each NEO against which performance would be judged to determine how much of the incentive compensation, if any, is earned by an NEO. Lastly, the Committee determined the form in which each component should be paid, if earned. Base salary is established as cash compensation, but both the short- and long-term performance incentive awards are paid in a combination of cash and equity.

2015 NEO Compensation Opportunities

Following the structure described above, the Committee established a total direct compensation target for each of the Company’s NEOs for 2015 as follows:

NEO	2014 Total Direct Compensation Target	2015 Total Direct Compensation Target	% Change
Joseph G. Morone	$3,916,000	$3,916,000	0%
John B. Cozzolino	$1,216,000	$1,300,000	7%
Daniel A. Halftermeyer	$1,150,000	$1,150,000	0%
Ralph M. Polumbo	$1,150,000	$1,150,000	0%
Robert A. Hansen	$638,000	$643,000	1%

The Committee opted not to change the total direct compensation targets for Dr. Morone, Mr. Halftermeyer or Mr. Polumbo in 2015 in order to keep them aligned with benchmark data. A small increase was applied to the total direct compensation target established for Mr. Hansen, and larger increase was given to Mr. Cozzolino. In the case of Mr. Cozzolino, the Committee continued with its previously stated intent to gradually increase his total direct compensation target toward the 60th percentile of the peer benchmark data.

The Committee then determined the amount of the total direct compensation target that should be paid as base salary.

NEO	2015 Base Salary	% of Total Direct Target	2014 to 2015 % Change
Morone	$840,000	21.4%	3%
Cozzolino	$442,900	34.0%	7.5%
Halftermeyer	$479,980	41.7%	3%
Polumbo	$424,360	36.9%	3%
Hansen	$286,670	44.5%	3%

The Committee chose to increase the base salary of each NEO, even those who did not receive an increase to their total direct compensation target, in recognition of 2014 performance and in anticipation of inflation in 2015.

Finally, the Committee determined the proper allocation between stock and cash for the performance awards. For the MPP Performance Award the allocation was 60% stock and 40% cash, and distinct target opportunities were identified for each component in the award agreement. The calculation of the MPP Performance Award stock target opportunity used an estimated future stock price. For the APP Performance Award the allocation was 50% stock and 50% cash for all recipients other than Dr. Morone. For Dr. Morone, the allocation was 60% cash and 40% stock in recognition of his already considerable equity holdings. For all the APP Performance Awards, though, the initial target was denominated as a dollar amount in the award agreement. The calculation of the number of shares paid out would be determined after the performance period based on the average share price for the first ten days thereafter. The following table sets forth the target opportunities established for each of the NEOs for the MPP Performance Award and the APP Performance Award.

NEO	APP Opportunity Total	MPP Opportunity Shares	MPP Opportunity Cash
Morone	$1,705,400	22,673	$548,240
Cozzolino	$402,100	7,527	$182,000
Halftermeyer	$267,520	6,658	$161,000
Polumbo	$323,140	6,658	$161,000
Hansen	$131,610	3,723	$90,200

Other Compensation Polices and Considerations

Timing of Awards and Grants

Base salary increases are determined by the Committee at its first meeting after completion of the fiscal year when all relevant data is available. This meeting typically occurs in February, with increases becoming effective in April. The Committee also typically approves annual cash incentive bonuses and Performance Phantom Stock grants at this same meeting. At about that time, a special Performance Committee of the Board (intended to ensure the deductibility of these awards under Section 162(m) of the Internal Revenue Code) usually approves new MPP Performance Award grants and APP Performance Awards grants under the 2011 Incentive Plan. RSU grants were generally made in November, though interim grants have been occasionally awarded to specific individuals at other times during the year or at the time of a new hiring or promotion, or in recognition of a special retention need.

The Effect of Prior or Accumulated Compensation

In approving each element of compensation, the Committee reviews “tally sheets” for each executive officer, and other members of the senior management team. These tally sheets contain a summary of all material elements of annual and long-term compensation (including accrued pension and 401(k) benefits) actually earned by each executive in the immediate prior year and, depending on the executive’s length of service, several years prior thereto. The tally sheets also show the outstanding balances of RSU grants and any equity-based awards, and the unrealized gains on those balances. The Committee considers this information before approving new Performance Awards, base salary increases, or final annual cash incentive bonuses for the prior year. The tally sheets are used to determine how well past compensation practices satisfy the Committee’s objectives.

Although the tally sheets provide insight into an executive’s accumulated compensation, it is the Committee’s view that neither the historical data nor any perceived wealth accumulation justifies a change in either the Committee’s current compensation philosophy or the elements of compensation employed. It is the Committee’s belief that an executive’s accumulated compensation is the result of his or her achievement of a series of objectives over time. Furthermore, it is the Company’s view that the effect of such accumulated compensation is not sufficient to call into question the Committee’s objective of compensating individuals based on their individual importance to the Company in achieving strategic objectives. The Committee views “realizable” future compensation as having been earned by the employee based on past employment and performance. As a result, such “realizable” future compensation has generally had little, if any, bearing on the amount or timing of new compensation approved or awarded. The Committee does not believe that the compensation paid to its executives, including the NEOs, or any individual element of that compensation, is lavish or extraordinary.

Independence of Compensation Consultant and Identity of Benchmarking Group

For its 2015 benchmarking and comparative compensation analysis, The Committee again retained the services of Pearl Meyer & Partners (“PMP”). The Committee has used the services of PMP since 2010. PMP did not provide any other services to the Company in 2015. The Company paid PMP approximately $12,836 for 2015 compensation consulting services. The Committee routinely assesses the independence of PMP using criteria established by the New York Stock Exchange and has consistently determined it to be independent.

For 2015 PMP benchmarked individual compensation against a peer group of 28 publicly traded U.S. companies (identified below) in the same or related industries with comparable revenues, employees, and international operations.

The peer group of comparable publicly traded U.S. companies consisted of the following:

Astronics Corp.	Curtiss-Wright Corp.	Neenah Paper, Inc.
Idex Corp.	Watts Water Technologies	Actuant Corp.
Esterline Technologies, Corp.	Hexcel Corp.	Clarcor, Inc.
Barnes Group, Inc.	Nordson Corp.	Xerium Technologies, Inc.
Enpro Industries, Inc.	Key W Holding Corp.	Rogers Corp.
Tredegar Corp.	Circor International Inc.	Schweitzer-Maudit International, Inc.
Cytec Industries, Inc.	PH Glatfelter Co.	Trimas Corp.
Omnov Solutions, Inc.	Heico Corp.	Kadant, Inc.
Ducommun Inc.	Esco Technologies, Inc.	National Presto Industries.
Raven Industries, Inc.

Representatives from PMP communicate directly with members of management as needed, particularly the Company’s CEO and personnel from the Human Resources function, with the encouragement and acquiescence of the Committee. However, the consultant is retained by, instructed by, serves for, and reports to the Committee, and its main point of contact remains the Chairman of the Committee. Notwithstanding the use of a compensation consultant, the Committee is ultimately responsible for all compensation matters.

The Impact of Accounting or Tax Considerations

When confronted with a choice between two comparable forms of compensation, the Committee has in the past favored the form with the lower tax cost (to the employee and/or the Company), more favorable accounting treatment, or more favorable impact on the Company’s borrowing cost pursuant to its primary revolving credit facility.

Equity Ownership Requirements or Guidelines

The Company’s Board of Directors had previously adopted stock ownership guidelines for the Company’s CEO. Those guidelines provide that the CEO is expected to own and hold shares of the Company’s Common Stock (Class A or Class B) equal in value to three (3) times current base salary. In 2015, the Board also adopted stock ownership guidelines for the Company’s CFO and the Presidents of its two business segments. These individuals are now expected to own and hold shares equal in value to at least their base salary. There is no deadline by which these such targets should be attained, but at any time that the value of any of these NEOs’ holdings is less than the applicable target, he or she will be expected to retain, in addition to all shares already owned, (1) all shares acquired upon the exercise of any stock options, and (2) all shares received upon a distribution of shares pursuant to the terms of any Performance Award (in each case, net of shares used, if any, to satisfy the exercise price, taxes, or commissions). Moreover, these NEOs are now expected to retain and hold all future net grants of shares except for sales approved by the CEO, or by the Board of Director in the case of a contemplated sale by the CEO. The 217,252 shares owned by Dr. Morone as of December 31, 2015 had a value of more than three times his then current base salary based on the most recent closing share price on that date. Messrs. Cozzolino, Halftermeyer and Polumbo all owned shares of value equal to at least their base salary. The Committee does not believe that adoption of share ownership guidelines for other officers is warranted at this time.

Risk Assessment of Compensation Plans and Programs

The Committee annually reviews its compensation plans and programs, particularly those components employed as part of the incentive compensation plans for the NEOs and other executives, and has consistently determined that such plans and programs are not reasonably likely to have a material adverse effect on the Company. To reach this conclusion, the Committee compiles an inventory of all executive compensation plans and programs globally and evaluates those plans and programs as potential contributors to Company risks. The conclusion recognizes that the Company’s executive compensation structure consists of a balanced mix of components that utilize both equity and cash elements, impose caps on incentives, apply multiple performance measures, establish staggered performance and payout periods, and rely on the use of discretion in approving final awards. The Committee also relies on the Company’s policies related to severance, perquisites, and change-in-control provisions, as well as its adoption of clawback/recoupment mechanisms. During its discussions, the Committee acknowledged its own oversight responsibilities and noted that it requires all senior management incentive compensation calculations to be reviewed by its external auditor. It is the Committee’s conclusion is that its practices, coupled with the policies and the structure of the executive compensation plans and programs, mitigate any risks associated with compensation programs.

Employment Contracts — Named Executive Officers

The Company entered into an Employment Agreement with Dr. Morone on May 12, 2005 which provided that Dr. Morone would be hired initially as President, then becoming President and CEO on January 1, 2006. Employment may be terminated by either party at any time. The Agreement provided for the award of 30,000 restricted stock units pursuant to the Company’s RSU Plan, which have since fully vested and been paid. The Agreement entitles Dr. Morone to four weeks of vacation with pay, or such greater amount as the Company’s vacation policy applicable to executive officers provides. The Agreement otherwise entitles Dr. Morone to participate in the Company’s employee benefit plans, policies, and arrangements applicable to executive officers generally (including, for example, 401(k), health care, vision, life insurance, and disability); in each case, as the same may exist from time to time, as well as such perquisites as may from time to time be made generally available to senior executives of the Company. The Agreement includes a severance provision which is more fully described below. The Company has not entered into employment contracts with any other NEO.

PART II

2015 EXECUTIVE COMPENSATION EARNED

Performance Award Metrics and Goals

The 2015 APP Performance Awards granted to each of the NEOs contained performance measurement metrics and goals appropriate to that executive. In some cases, where appropriate, executives may share a metric and its related goal. The following table sets forth the metrics chosen for each NEO’s APP Performance Award, the percentage that each metric counted toward the NEO’s overall performance, and the threshold, target and maximum goals for each metric. (The definitions of the listed metrics are contained in Appendix A to this Proxy Statement.)

	Metric	Percentage of Overall Performance	Threshold	Target	Maximum
Morone	2015 Weighted Corporate Performance Metric	100%	Determined pursuant to Threshold, Target and Maximum goals of component parts of the metric as described in Appendix A
Cozzolino	2015 Weighted Corporate Performance Metric	100%	Determined pursuant to Threshold, Target and Maximum goals of component parts of the metric as described in Appendix A
Halftermeyer	2015 Global MC Cash Flow	100%	$110.8M	$158.3M	$221.6M
Polumbo	2015 Adjusted Global AEC EBITDA excluding R&D	40%	$3.5M	$8.5M	$18.5M
	Success in Achieving AEC R&T Milestone Goals	30%	Performance Percentage Scale set forth in Appendix A
	Success in Achieving ASC Capability Milestone Goals	30%	Performance Percentage Scale set forth in Appendix A
Hansen	2015 Global MC Cash Flow	40%	$110.8M	$158.3M	$221.6M
	Success in Achieving R&D Development Project Goals	60%	Performance Percentage Scale set forth in Appendix A

The following table sets forth the metrics chosen for each NEO’s 2015 MPP Performance Award, and the percentage that metric each counted toward overall performance. In each case, these metrics are aggregated to reflect the three-year performance period, and the goals established as the cumulative projected results for each metric in 2015, 2016, and 2017. (The Committee has determined that disclosing actual goals would result in competitive harm to the Company.)

	Metric	Percentage of Overall Performance
Morone	Aggregate Global MC Cash Flow	60%
	Weighted Average of Three AEC Performance Metrics	40%
Cozzolino	Aggregate Global MC Cash Flow	60%
	Weighted Average of Three AEC Performance Metrics	40%
Halftermeyer	Aggregate Global MC Cash Flow	100%
Polumbo	Aggregate Adjusted Global AEC EBITDA excluding R&D	60%
	Success in Achieving Long Term AEC Research and Technology Development Goals	40%
	Success in Achieving Long Term AEC Research and Technology Development Goals	40%
Hansen	Aggregate Global MC Cash Flow	40%
	Success in Achieving Long Term Development Project Goals	60%

According to the applicable incentive plan and award agreements, the foregoing goals (including the threshold and maximum goals) are subject to subsequent adjustment in the event of unanticipated business developments during the applicable performance periods, such as acquisition or divestiture of business operations.

The Committee purposefully chose to utilize cash flow metrics in both the short-term and long-term performance incentive grants. It was the Committee’s determination that creating an incentive for the senior executive team based on cash flow was consistent with the Company’s previously stated Cash & Grow strategy, and that a three-year performance period created sufficient balance against a one-year performance period.

Achievement of Goals and Awards Earned

Following the completion of the applicable performance period, it is the Committee’s responsibility to review performance against goals and establish final incentive compensation payouts. It is only then that it can be determined how much of the total direct compensation target is actually earned by the NEO. In early 2016, and based upon the Company’s audited 2015 financial statements, the Committee determined one-year performance versus threshold, target and maximum goals for each performance metric. The Committee determined that 2015 Global MC Cash Flow was $172.7 million, representing an achievement of 122.7% of goal; that 2015 Adjusted Global AEC EBITDA excluding R&D was $6.8 million, representing 83% of goal; that 2015 Other Cash Flow (as defined in Appendix A) was -$47 million, representing 89.7% of goal. The Committee also determined that success was achieved with regard to 9 of the AEC R&T progress milestones, representing 122.5% achievement of goal; that success was achieved with regard to 8 of the ASC Capability Milestone projects, representing 125% achievement of goal; and that success was achieved in 9.5 of the R&D Development Projects, representing achievement of 120% of goal. Based on the foregoing, the Committee determined that overall achievement level of the 2015 Weighted Corporate Performance Metric goal amounted to 114.8%.

Based upon the level of achievement of the foregoing performance measurement metrics, the Committee determined each NEO’s overall performance percentage achieved, and calculated the amount of APP Performance Award targets actually earned, as follows:

	Percentage of Overall Performance Achieved	Shares Earned	Cash Earned
Morone	114.8%	23,250	$1,174,669
Cozzolino	114.8%	6,852	230,814
Halftermeyer	122.7%	4,876	164,137
Polumbo	107.4%	5,152	173,534
Hansen	121.1%	2,366	79,396

The performance period under the MPP Performance Awards granted in 2015 runs through December 31, 2017. The Company considers compensation earned under an MPP Performance Award to have been earned over the entirety of the performance period. However, 2015 was the final year of the three-year performance period for the MPP Performance Awards granted in 2013. The metrics chosen for each NEO’s 2013 MPP Performance Award, the percentage that each metric counted toward the NEO’s overall performance, and the threshold, target and maximum goals for each metric are presented in the table below:

	Metric	Percentage of Overall Performance	Threshold	Target	Maximum
Morone	Weighted Aggregate Corporate Cash Flow	60%	Determined pursuant to Threshold, Target and Maximum goals of component parts of the metric as described in Appendix A
	Aggregate AEC Net Sales	40%	$200.9M	$287.0M	$401.8M
Cozzolino	Weighted Aggregate Corporate Cash Flow	100%	Determined pursuant to Threshold, Target and Maximum goals of component parts of the metric as described in Appendix A
Halftermeyer	Aggregate Global MC Cash Flow	100%	$420.3M	$600.4M	$840.6M
Polumbo	Aggregate Adjusted Global AEC EBITDA	100%	$7.6M	$19.6M	$43.6M
Hansen	Aggregate Global MC Cash Flow	40%	$420.3M	$600.4M	$840.6M
	Success in Achieving Long Term Development Project Goals	30%	Performance Percentage Scale set forth in Appendix A
	Cognizable Strategic Market Impact of Highest Priority Development Projects	30%	Performance Percentage Scale set forth in Appendix A

In early 2016, based upon the Company’s audited financial statements for 2013 through 2015 (which include each year in the performance period), the Committee determined performance versus threshold, target and maximum goals for each of the foregoing performance metrics. The Committee determined that Aggregate Global MC Cash Flow over the three year period was $568.8 million, representing 91% of target; that Aggregate Adjusted Global AEC EBITDA was $16 million, representing 0% of target; that aggregate Other Cash Flow was (as defined in Appendix A) was $228.9 million, representing 114% of target, resulting in a Weighted Aggregate Corporate Cash Flow metric achievement level of 77.5%. The Committee also determined that Aggregate AEC Net Sales were $274.3 million, representing 93% of target. Finally, the Committee determined that that success was achieved in 6 Long Term Development Projects, representing an achievement of 100% of target, and that there was limited but cognizable success in achieving strategic market impact in both high priority development projects, based on actual sales and growth of the product line portfolio, resulting in a 35% achievement level of that goal.

Based upon the level of achievement of the foregoing performance measurement metrics, the Committee determined each NEO’s overall performance percentage achieved and calculated the amount of MPP Performance Award targets actually earned, as follows:

	Percentage of Overall Performance Achieved	Shares Earned	Cash Earned
Morone	83.6%	23,983	$472,490
Cozzolino	77.5%	6,002	118,199
Halftermeyer	91.2%	7,459	146,894
Polumbo	0%	0	0
Hansen	77%	3,394	66,831

PART III

REQUIRED COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information concerning the compensation of the Named Executive Officers for 2013, 2014 and 2015.

Name and Principal Position	Year	Salary ($)		Bonus(1)	Stock Awards(2) ($)	Option Awards(3) ($)	Nonequity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation ($)		Total ($)

Joseph G. Morone,	2013	811,000		0	1,556,240	—	1,470,704	(5)	0	16,274	(6)	3,854,218
President and Chief	2014	817,000		0	1,509,361	—	1,497,224	(7)	0	14,902	(8)	3,838,487
Executive Officer	2015	834,609		86,190	1,537,173		1,729,004	(9)	0	15,734	(10)	4,116,520

John B. Cozzolino,	2013	391,250		0	347,959	—	317,578	(11)	-18,000	11,360	(12)	1,050,147
Chief Financial Officer	2014	409,000		0	443,082	—	347,144	(13)	39,000	12,114	(14)	1,250,340
and Treasurer	2015	435,175		40,401	484,875	—	418,909	(15)	-19,000	13,213	(16)	1,333,172

Daniel A. Halftermeyer,	2013	632,225	(17)	0	355,612	—	323,961	(18)	11,989	272,244	(17,19)	1,596,031
President, Machine	2014	658,632	(20)	0	380,853	—	276,556	(21)	-2,019	279,521	(20,22)	1,593,543
Clothing	2015	648,139	(23)	0	384,831	—	325,109	(24)	2,906	248,050	(23,25)	1,609,065

Ralph M. Polumbo,	2013	376,166		0	296,005	—	213,061	(26)	0	15,297	(27)	900,529
President, AEC	2014	409,000		0	407,853	—	334,992	(28)	0	14,914	(29)	1,283,759
	2015	421,269		170,332	412,661	—	340,612	(30)	0	14,645	(31)	1,189,184

Robert A. Hansen,	2013	268,000		0	181,196	—	165,870	(32)	-40,000	36,684	(33)	611,750
Sr. VP and Chief	2014	276,000		0	201,875	—	161,927	(34)	149,000	27,359	(35)	816,161
Technology Officer	2015	284,255		0	206,198	—	175,806	(36)	-8,000	18,086	(37)	676,339

(1)	The figure provided represents any additional discretionary bonus awarded during that year, if any, for performance during that year, but which was actually paid in the subsequent year.
(2)	The figure provided for each year represents the grant date fair value, in dollars, of (a) the target share amounts contained in any Performance Awards granted during that year under the 2005 Incentive Plan or 2011 Incentive Plan, and (b) all RSUs granted in that year under the Company’s RSU Plan. In all cases, the total presented is the aggregate grant date fair value computed in accordance with FASB ASC Item 718.

(3)	No options have been granted since 2002.
(4)	The figure provided for each year represents the aggregate change in the actuarial present value of each NEO’s (except Mr. Halftermeyer’s) accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the prior year. The change is calculated between the pension plan measurement dates used by the Company for financial statement reporting purposes in each year. The figure also reflects any changes in actuarial assumptions. Reference is made to Note 4 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for a discussion of these assumptions. The figure provided for Mr. Halftermeyer represents the change in present value of the private pension purchased for Mr. Halftermeyer through a Swiss insurance company in accordance with Swiss law (see footnote 4 to the “PENSION BENEFITS” table on pp. 31). There were no above-market or preferential earnings during 2013, 2014, or 2015 for any of the NEOs under any deferred compensation plans.
(5)	Includes (a) profit-sharing of $4,233 under the Company’s U.S. profit-sharing plan and (b) $901,291, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan, in each case earned during 2013 and paid during 2014. Also includes (c) $565,180, the target cash amount set forth in his MPP Performance Award granted in 2013 under the 2011 Incentive Plan, payable in 2016 based on performance during the three-year performance period.
(6)	Includes (a) Company-matching contributions of $12,750 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $3,524 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(7)	Includes (a) profit-sharing of $4,732 under the Company’s U.S. profit-sharing plan and (b) $944,252, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan, in each case earned during 2014 and paid during 2015. Also includes (c) $548,240, the target cash amount set forth in his MPP Performance Award granted in 2014 under the 2011 Incentive Plan, payable in 2017 based on performance during the three-year performance period.
(8)	Includes (a) Company-matching contributions of $13,000 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $1,902 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(9)	Includes (a) profit-sharing of $6,095 under the Company’s U.S. profit-sharing plan and (b) $1,174,669, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan, in each case earned during 2015 and paid during 2016. Also includes (c) $548,240, the target cash amount set forth in his MPP Performance Award granted in 2015 under the 2011 Incentive Plan, payable in 2018 based on performance during the three-year performance period.
(10)	Includes (a) Company-matching contributions of $13,250 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $2.484 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(11)	Includes (a) profit-sharing of $4,233 under the Company’s U.S. profit-sharing plan and (b) $160,885, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan, in each case earned during 2013 and paid during 2014. Also includes (c) $152,460, the target cash amount set forth in his MPP Performance Award granted in 2013 under the 2011 Incentive Plan, payable in 2016 based on performance during the three-year performance period.
(12)	Includes (a) Company-matching contributions of $9,562 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $1,798 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(13)	Includes (a) profit-sharing of $4,732 under the Company’s U.S. profit-sharing plan and (b) $172,172, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan, in each case earned during 2014 and paid during 2015. Also includes (c) $170,240, the target cash amount set forth in his MPP Performance Award granted in 2014 under the 2011 Incentive Plan, payable in 2017 based on performance during the three-year performance period.
(14)	Includes (a) Company-matching contributions of $10,200 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $1,914 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(15)	Includes (a) profit-sharing of $6,075 under the Company’s U.S. profit-sharing plan and (b) $230,814, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan, in each case earned during 2015 and paid during 2016. Also includes (c) $182,000, the target cash amount set forth in his MPP Performance Award granted in 2015 under the 2011 Incentive Plan, payable in 2018 based on performance during the three-year performance period.

(16)	Includes (a) Company-matching contributions of $11,772 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $1,441 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(17)	Represents either the amount paid in euros, translated into U.S. dollars at the rate of 1.3303 dollars per euro, or the amount paid in Swiss francs, translated into U.S. dollars at the rate of 1.0809 dollars per Swiss franc, which are the rates used by the Company in its 2013 Consolidated Statements of Income and Retained Earnings.
(18)	Includes (a) $162,961, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan earned during 2013 and paid during 2014, plus (b) $161,000, the target cash amount set forth in his MPP Performance Award granted in 2013 under the 2011 Incentive Plan, payable in 2016 based on performance during the three-year performance period.
(19)	Includes (a) a premium of $30,715 paid by the Company with respect to maintenance of private Swiss health insurance coverage, (b) contributions of $110,952 to maintain the NEO in French social programs, including state pension schemes, during his expatriation (of which approximately $37,024 was the officer’s employee contribution paid by the Company), (c) expenses of $125,509 related to the NEO’s international assignment, consisting of housing ($82,148) and tax adjustments ($43,361), and (d) perquisites of $5,068, valued on the basis of the aggregate incremental cost to the Company, consisting of car lease payments.
(20)	Represents either the amount paid in euros, translated into U.S. dollars at the rate of 1.3268 dollars per euro, or the amount paid in Swiss francs, translated into U.S. dollars at the rate of 1.0932 dollars per Swiss franc, which are the rates used by the Company in its 2014 Consolidated Statements of Income and Retained Earnings.
(21)	Includes (a) $115,556, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan earned during 2014 and paid during 2015, plus (b) $161,000, the target cash amount set forth in his MPP Performance Award granted in 2014 under the 2011 Incentive Plan, payable in 2017 based on performance during the three-year performance period.
(22)	Includes (a) a premium of $34,739 paid by the Company with respect to maintenance of private Swiss health insurance coverage, (b) contributions of $112,227 to maintain the NEO in French social programs, including state pension schemes, during his expatriation (of which approximately $37,371 was the officer’s employee contribution paid by the Company), (c) expenses of $130,470 related to the NEO’s international assignment, consisting of housing ($85,269) and tax adjustments ($45,201), and (d) perquisites of $2,085, valued on the basis of the taxable benefit for the private use of a Company car.
(23)	Represents either the amount paid in euros, translated into U.S. dollars at the rate of 1.1075 dollars per euro, or the amount paid in Swiss francs, translated into U.S. dollars at the rate of 1.0444 dollars per Swiss franc, which are the rates used by the Company in its 2015 Consolidated Statements of Income and Retained Earnings.
(24)	Includes (a) $164,109, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan earned during 2015 and paid during 2016, plus (b) $161,000, the target cash amount set forth in his MPP Performance Award granted in 2015 under the 2011 Incentive Plan, payable in 2018 based on performance during the three-year performance period.
(25)	Includes (a) a premium of $26,248 paid by the Company with respect to maintenance of private Swiss health insurance coverage, (b) contributions of $95,796 to maintain the NEO in French social programs, including state pension schemes, during his expatriation (of which approximately $34,485 was the officer’s employee contribution paid by the Company), (c) expenses of $124,051 related to the NEO’s international assignment, consisting of housing ($81,432) and tax adjustments ($40,627), and (d) perquisites of $1,992, valued on the basis of the taxable benefit for the private use of a Company car.
(26)	Includes (a) profit-sharing of $4,233 under the Company’s U.S. profit-sharing plan and (b) $74,618, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan, in each case earned during 2013 and paid during 2014. Also includes (c) $134,210, the target cash amount set forth in his MPP Performance Award granted in 2013 under the 2011 Incentive Plan, payable in 2016 based on performance during the three-year performance period.

(27)	Includes (a) Company-matching contributions of $12,750 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $1,749 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer, and (c) housing or relocation expenses of $798.
(28)	Includes (a) profit-sharing of $4,732 under the Company’s U.S. profit-sharing plan and (b) $169,260, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan, in each case earned during 2014 and paid during 2015. Also includes (c) $161,000, the target cash amount set forth in his MPP Performance Award granted in 2014 under the 2011 Incentive Plan, payable in 2017 based on performance during the three-year performance period.
(29)	Includes (a) Company-matching contributions of $13,000 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $1,914 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(30)	Includes (a) profit-sharing of $6,095 under the Company’s U.S. profit-sharing plan and (b) $173,517, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan, in each case earned during 2015 and paid during 2016. Also includes (c) $161,000, the target cash amount set forth in his MPP Performance Award granted in 2015 under the 2011 Incentive Plan, payable in 2018 based on performance during the three-year performance period.
(31)	Includes (a) Company-matching contributions of $13,250 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $1,395 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(32)	Includes (a) profit-sharing of $4,233 under the Company’s U.S. profit-sharing plan and (b) $74,837, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan, in each case earned during 2013 and paid during 2014. Also includes (c) $86,800, the target cash amount set forth in his MPP Performance Award granted in 2013 under the 2011 Incentive Plan, payable in 2016 based on performance during the three-year performance period.
(33)	Includes (a) Company-matching contributions of $6,650 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $1,240 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer, (c) housing or relocation expenses and tax adjustments of $22,947, and (d) patent awards totaling $5,847.
(34)	Includes (a) profit-sharing of $4,732 under the Company’s U.S. profit-sharing plan and (b) $67,791, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan, in each case earned during 2014 and paid during 2015. Also includes (c) $89,404, the target cash amount set forth in his MPP Performance Award granted in 2014 under the 2011 Incentive Plan, payable in 2017 based on performance during the three-year performance period.
(35)	Includes (a) Company-matching contributions of $11,483 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $1,291 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer, (c) housing or relocation expenses and tax adjustments of $11,622, and (d) patent awards totaling $2,923.
(36)	Includes (a) profit-sharing of $6,095 under the Company’s U.S. profit-sharing plan and (b) 79,685, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan, in each case earned during 2015 and paid during 2016. Also includes (c) $90,020, the target cash amount set forth in his MPP Performance Award granted in 2015 under the 2011 Incentive Plan, payable in 2018 based on performance during the three-year performance period.
(37)	Includes (a) Company-matching contributions of $12,473 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $941 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer, (c) housing or relocation expenses and tax adjustments of $3,503, and (d) patent awards totaling $1,169.

GRANTS OF PLAN-BASED AWARDS

	Estimated Future Payouts Under Nonequity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Joseph G. Morone	2/27/15	785,740	1,571,480	3,142,960	20,381	40,763	81,526				3,108,650

John B. Cozzolino	2/27/15	191,525	383,050	766,100	6,429	12,858	25,717				867,939

Daniel A. Halftermeyer	2/27/15	147,380	294,760	589,520	5,103	10,205	20,411				679,608

Ralph M. Polumbo	2/27/15	161,285	322,570	645,140	5,471	10,943	21,886				735,228

Robert A. Hansen	2/27/15	77,913	155,825	311,650	2,734	5,468	10,936				362,021

(1)	Each award represents the combined target cash amounts established for the officer in early 2015 in the APP and MPP Performance Awards granted to that officer under the 2011 Incentive Plan.
(2)	Awards represent the combined target share amounts established for each officer in the APP and MPP Performance Awards, consisting of a target number of shares of Class A Common Stock.

Each Performance Award entitled the NEO to receive from 50% (for attaining performance at the threshold level) to as much as 200% (for attaining performance at the maximum level) of such targets, based on the extent to which he attained certain performance goals during the performance periods. The performance conditions at each of the threshold, target, and maximum levels in the Performance Awards granted to each of the NEOs are described above (see pp. 21-22). The APP Performance Award agreements provide that a recipient whose employment terminated for any reason during 2015 would not be entitled to any portion of the award. The MPP award agreements relating to the foregoing awards provide that a recipient whose employment terminated for any reason during the three-year performance period would be entitled to a pro rata portion of the foregoing awards.

After 2015, the extent to which performance goals were attained under the APP Performance Award agreements was determined, and the actual number of shares awarded to each NEO is set forth in this proxy statement in the table titled “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END” on page 28.

(3)	Computed by adding the grant date fair value of the APP Performance Award and the grant date fair value of the MPP Performance Award (in each case, both cash and stock values). In accordance with FASB ASC Topic 718, the grant date fair value of the portions of the Performance Award targets denominated in shares was determined to be the product of the target number of shares awarded multiplied by $37.71, the closing market price on the grant date, as it was expected that the probable outcome of the performance conditions would lead to the achievement of the target number of shares.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value(1) of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market(1) or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Joseph G. Morone	—	—	—	—	—	23,250	(2)	849,788	—		—
	—	—	—	—	—	—		—	23,983	(3)	876,579
	—	—	—	—	—	—		—	22,661	(4)	828,260
	—	—	—	—	—	—		—	22,673	(5)	828,698

John B. Cozzolino	—	—	—	—	—	6,852	(2)	250,441	—		—
	—	—	—	—	—	—		—	6,002	(3)	219,373
	—	—	—	—	—	—		—	7,037	(4)	257,202
	—	—	—	—	—	—		—	7,527	(5)	275,112
	300	0	—	20.6300	11/7/2022	—		—	—		—

Daniel A. Halftermeyer	—	—	—	—	—	4,873	(2)	178,108	—		—
	—	—	—	—	—	—		—	7,459	(3)	272,626
	—	—	—	—	—	—		—	6,655	(4)	243,240
	—	—	—	—	—	—		—	6,658	(5)	243,350
	2,000	0	—	22.2500	5/14/2016	—		—	—		—
	2,000	0	—	19.7500	4/15/2017	—		—	—		—
	2,500	0	—	19.3750	11/4/2018	—		—	—		—
	4,000	0	—	15.6875	11/9/2019	—		—	—		—
	2,800	0	—	10.5625	11/15/2020	—		—	—		—
	4,000	0	—	20.4500	11/6/2021	—		—	—		—
	4,000	0	—	20.6300	11/7/2022	—		—	—		—

Ralph M. Polumbo	—	—	—	—	—	5,152	(2)	188,306	—		—
	—	—	—	—	—	—		—	0	(3)	0
	—	—	—	—	—	—		—	6,655	(4)	243,240
	—	—	—	—	—	—		—	6,658	(5)	243,350
	—	—	—	—	—	21,425	(6,7)	783,084	—		—

Robert A. Hansen	—	—	—	—	—	2,366	(2)	86,477	—		—
	—	—	—	—	—	—		—	3,394	(3)	124,051
	—	—	—	—	—	—		—	3,695	(4)	135,052
	—	—	—	—	—	—		—	3,723	(5)	136,185
	150	0	—	19.3750	11/4/2018	—		—	—		—
	200	0	—	15.6875	11/9/2019	—		—	—		—
	450	0	—	10.5625	11/15/2020	—		—	—		—
	600	0	—	20.4500	11/6/2021	—		—	—		—
	1,000	0	—	20.6300	11/7/2022	—		—	—		—

(1)	Based on closing market price on December 31, 2015, of $36.55.
(2)	Represents shares actually earned by the NEO with respect to the APP Performance Award granted in 2015 and based on 2015 performance. Although such awards are not earned until January 1, 2016, the Company has determined to treat them as earned during 2015 and therefore outstanding at 2015 year-end solely for purposes of this disclosure. These awards are included in the “GRANTS OF PLAN-BASED AWARDS” table on page 27. As of January 1, 2016, 100% of the balance reported became vested, and these balances were distributed, in stock, on March 1, 2016.

(3)	Represents the shares actually earned by the NEO with respect to the MPP Performance Award granted to the NEO in 2013 under the 2011 Incentive Plan. These shares were earned based on performance during 2013, 2014 and 2015, and paid in 2016. None of the balance reported was earned as of December 31, 2015. As of January 1, 2016, 100% of the balance reported became vested, and these balances were distributed, in stock, on March 1, 2016.
(4)	Represents the share target opportunity established in the MPP Performance Award granted to the NEO in 2014 under the 2011 Incentive Plan. This share target is earned based on performance during 2014, 2015 and 2016, and paid in 2017. None of the balance reported was earned as of December 31, 2015.
(5)	Represents the share target opportunity established in the MPP Performance Award granted to the NEO in 2015 under the 2011 Incentive Plan. This share target is earned based on performance during 2015, 2016 and 2017, and paid in 2018. None of the balance reported was earned as of December 31, 2015. These awards are a part of those included in the “GRANTS OF PLAN-BASED AWARDS” table on page 27.
(6)	RSU granted under the RSU Plan.
(7)	The balance reported would have vested on January 1, 2017 but were forfeited on January 1, 2016 due to Mr. Polumbo’s retirement as of that date.

Description of Equity Awards

Equity awards referred to in the foregoing table include the following:

Stock Options. All of the options in the foregoing table were granted prior to 2002 under the 1992 or 1998 Stock Option Plans. Each option listed is fully vested and exercisable. The exercise price of each option is the fair market value of the Company’s Class A Common Stock on the date of grant.

Restricted Stock Units. RSUs granted under the RSU Plan are, upon vesting, paid in full in cash, in an amount equal to the average closing price of one share of the Company’s Class A Common Stock during a specified period preceding the vesting/payment date. No shares of Class A Common Stock are issued or issuable under the RSU Plan. There is no exercise price. In lieu of cash dividends, a holder of RSUs is credited with additional RSUs equal to the number of shares of Class A Common Stock having the same value on the dividend payment date as the aggregate dividends that would be payable on shares of Class A Common Stock equal in number to the RSUs held by such holder. (The crediting of such dividends is reflected in the above table.) RSU awards generally vest as to 20% of the awarded units on each of the first five anniversaries of the date of grant, but only if the holder is then employed by the Company or a subsidiary. However, differing vesting schedules are permitted under the terms of the RSU Plan and have been used in special circumstances; such has been the case when special executive-retention incentives have been implemented for certain key executives. In the event of termination of employment, all unvested RSUs terminate without payment, except that in the case of voluntary termination after age 62, death, disability, or involuntary termination, one-half of all unvested RSUs automatically vest and are paid at termination.

Performance Phantom Stock. Grants under the Performance Phantom Stock plan are denominated as share targets. However, no shares of Class A Common Stock are actually issued or issuable under the Plan, nor is there an exercise price. Instead, upon vesting, the earned shares are paid in full in cash, in an amount equal to the average closing price of one share of the Company’s Class A Common Stock during a specified period preceding the vesting/payment date. Each award entitles the recipient to earn and be credited with between 0% and 150% of the target award, based on the extent to which he or she attained certain performance goals during the annual performance period. Once the number of shares earned is determined, the awards generally vest as to 20% of the earned shares on the last day of February in each of the first five years following the performance period, but only if the holder is then employed by the Company or a subsidiary. Award recipients are not credited with additional shares based upon the payment of dividends. The performance period for the 2015 grants runs from January 1, 2015 through December 31, 2015, and payout on earned shares runs through February 2020.

Performance-based Incentive Awards. The performance-based incentive awards described in the foregoing table were granted under the Company’s 2005 and 2011 Incentive Plans.

Beginning in 2010, the performance-based incentive awards were structured in the form of the APP Performance Awards and the MPP Performance Awards described above. These awards established both share and cash targets, which are paid out as denominated when earned. An APP Performance Award is cancelled if the recipient’s employment is terminated for any reason during the performance period. If the employment is terminated after the performance period, but prior to distribution of the award, the recipient is entitled to receive

100% of the earned award on the distribution date provided his or her employment is not terminated for “cause.” A recipient whose employment is terminated for “cause” forfeits any payments not yet paid, unless the Committee or, if required, a Performance Committee of the Board determines otherwise in its absolute discretion. An MPP Performance Award is cancelled only in the event the recipient’s employment is terminated for “cause,” in which case he or she would not be entitled to any payments unless the Committee or a Performance Committee of the Board determines otherwise in its absolute discretion. In the event a recipient’s employment is terminated for any other reason, the MPP Performance Award is not cancelled but the vesting ceases as of the date of termination. The recipient would then be entitled to a pro rata payment for the amount that vested. Such payment would be based on achievement of the performance goals at the end of the performance period and would be made on the distribution date established in the award.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joseph G. Morone	—	—	0	0	31,591(2)	1,191,296
	—	—	—	—	17,433(3)	657,398

John B. Cozzolino	—	—	664	21,427	5,177(2)	195,225
	—	—	—	—	4,768(3)	179,801

Daniel A. Halftermeyer			42,440	1,591,575	6,671(2)	251,563
	—	—	—	—	3,200(3)	120,672

Ralph M. Polumbo	—	—	21,041	742,116	9,956(2)	375,440
	—	—	—	—	4,687(3)	176,747

Robert A. Hansen	—	—	0	0	4,149(2)	156,459
	—	—	—	—	1,877(3)	70,782

(1)	Vesting of time-based RSUs granted pursuant to the Company’s RSU Plan. Amounts reported as “Value Realized on Vesting” were distributed in cash to the NEO during 2015.
(2)	Vesting of share target under the MPP Performance Award granted to the NEO in 2012 pursuant to the 2011 Incentive Plan Amounts reported as “Value Realized on Vesting” were distributed in stock to the NEO during 2015.
(3)	Vesting of share target under the APP Performance Award granted to the NEO in 2014 pursuant to the 2011 Incentive Plans. Amounts reported as “Value Realized on Vesting” were distributed in stock to the NEO during 2015.

PENSION BENEFITS

		Number of Years Credited Service(2)	Present Value of Accumulated Benefit(3)	Payments During Last Fiscal Year
Name(1)	Plan Name	(#)	($)	($)
John B. Cozzolino	PensionPlus	14.75	89,000	—
	Supplemental Executive Retirement Plan	—	—	—
	Qualified Supplemental Retirement Benefits	—	30,000	—

Daniel A. Halftermeyer(4)	—		85,226	—

Robert A. Hansen	PensionPlus	27.67	634,000	—
	Supplemental Executive Retirement Plan	—	—	—
	Qualified Supplemental Retirement Benefits	—	—	—

(1)	The Company’s PensionPlus Plan and Supplemental Executive Retirement Plan were closed to new employees, effective October 1, 1998. Dr. Morone and Mr. Polumbo, who both joined the Company after the plans were closed, have no reportable pension benefits and are omitted from the table.
(2)	Where noted, credited service is the same as actual service through February 28, 2009.
(3)	The values of the pension benefits reported above are the present values of benefits expected to be paid in the future. The actuarial assumptions used to determine these values are the same as are used in the Company’s financial statements, except that the assumed retirement age for purposes of this table is the earliest unreduced retirement age as defined in the relevant plan. Present values are determined as of the Company’s measurement date for pension purposes (December 31, 2015). (Reference is made to Note 4 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for a discussion of these assumptions.) Each amount assumes that the form of payment will be a single life annuity.
(4)	As a non-U.S. employee, Mr. Halftermeyer does not participate in the U.S. PensionPlus Plan, the Supplemental Executive Retirement Plan or the Qualified Supplemental Retirement Plan. Instead, as Mr. Halftermeyer is a French citizen working for a company affiliate in Switzerland, the Company is required by Swiss law to maintain a private pension for his benefit. The private pension is purchased through an insurance company. The Company’s Swiss subsidiary is required to make defined premium contributions. The premium paid by the Company in 2015 was CHF 6,789, or $7,088 using the conversion rate of 1.0444 U.S. dollars per Swiss franc, which is the rate used by the Company in its 2015 Consolidated Statements of Income and Retained Earnings. The policy was first purchased in 2007. The present value of the accumulated benefit is set forth in the table above (and has been translated into U.S. dollars at the rate of 1.0074 U.S. dollars per Swiss Franc, which was the applicable conversion rate as of December 31, 2015). In addition, Mr. Halftermeyer continues to participate in a French state-mandated social scheme as an expatriate. The Company contributes both the employer’s and employee’s share of the legally required contribution under this scheme. In early 2015, the Company paid €86,493, or $95,790 using the conversion rate of 1.1075 U.S. dollars per euro, which is the rate used by the Company in its 2015 Consolidated Statements of Income and Retained Earnings. This contribution covered the period from October 2014 through September 2015. Of this amount, approximately $34,485 was the employee’s required contribution, which the Company assumed as part of the international assignment.

PensionPlus Plan. The Company’s U.S. PensionPlus Plan, applicable to all salaried and most hourly employees in the United States who began employment on or before October 1, 1998, provides generally that an employee who retires at his or her normal retirement age (age 65) will receive a maximum annual pension equal to the sum of (a) 1% of his or her average annual base compensation for the three most highly compensated consecutive calendar years in his or her last ten years of employment (the “High Three Average”) times his or her years of service (up to 30) before April 1, 1994; plus (b) 0.5% of the amount by which his or her High Three Average exceeds a Social Security offset ($41,623 in 2009) times his or her years of service (up to 30) before March 31, 1994; plus (c) 1% of his or her High Three Average times years of service (up to 30) between March 31, 1994, and January 1, 1999; plus (d) 0.75% of such High Three average times years of service (up to 30) after December 31, 1998; plus (e) 0.25% of such High Three Average times years of service in excess of 30. The Plan was amended effective February 28, 2009, to freeze the accrual of any new benefits. As a result, no participant has accrued any additional pension creditable service after that date, and the High Three Average is now determined in reference to the last ten years of employment prior to February 28, 2009.

Annual base compensation in any year used to determine a participant’s High Three Average is the rate of base earnings of such participant as of January 1 of such year. In the case of the NEOs, this means annual salary based on the salary rate in effect on January 1 of such year. It does not include other cash compensation (such as annual cash bonuses) or noncash compensation.

Section 415 of the Internal Revenue Code places certain limitations on pensions that may be paid under federal income tax qualified plans. Section 401 of the Code also limits the amount of annual compensation that may be used to calculate annual benefits under such plans. The effect of such limits is reflected in the amounts reported as the present value of benefits accumulated under the PensionPlus Plan.

The PensionPlus Plan permits early retirement at or after age 55 with at least ten years of service. Of the NEOs who participate in the Plan, only Mr. Hansen is eligible for retirement under the PensionPlus Plan, whether it is early or normal retirement. In general, provided that payment of benefits does not commence until the normal retirement age of 65, the pension of a participant retiring early will be calculated in the same manner as described above, taking into account years of service up to February 28, 2009, and such participant’s High Three Average prior to that date. A participant eligible for early retirement may also elect to commence benefits on or after his or her early retirement date and prior to age 65 in an amount that is the actuarial equivalent of his or her normal retirement benefit.

Supplemental Executive Retirement Plan. The Company’s unfunded Supplemental Executive Retirement Plan is intended to replace any PensionPlus benefits that a participant is prevented from receiving by reason of the Section 415 limits on pensions or the Section 401 limits on annual compensation used to calculate PensionPlus benefits. All plan participants affected by such limitations are eligible to receive benefits under the unfunded Supplemental Executive Retirement Plan. In other words, the pension formula described above is used to determine aggregate benefits under both plans — the portion that is not payable under the PensionPlus Plan due to the foregoing limits is payable under the Supplemental Executive Retirement Plan. The allocation is made on the basis of IRS regulations in effect on the valuation date. The Executive Retirement Plan was also amended effective February 28, 2009 to freeze the accrual of any new benefits.

Qualified Supplemental Retirement Benefits. Certain employees of the Company who were active on June 30, 2002, are entitled to receive additional qualified supplemental retirement (“QSR”) benefits under the PensionPlus Plan. On June 30, 2002, each covered employee was credited with an initial account balance in a specified amount. Each such participant had participated in deferred compensation plans maintained by the Company on or before such time, pursuant to which he or she could defer the receipt of earned cash compensation until retirement or other events. Amounts deferred earned interest at rates approved from time to time by the Compensation Committee. In each case, the amount initially credited to such employee’s QSR account was equal to an amount of deferred compensation (including interest) to which he or she was entitled but which he or she agreed to renounce. Each QSR account is credited with interest at 8.5% annually until retirement, at which time the QSR account value is payable in the form of an actuarially equivalent single life annuity or, at the election of the participant, in a single lump sum.

Nonqualified Deferred Compensation

There were no executive or Company contributions, or interest or other earnings, during 2015 under any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified, nor did any NEO receive any withdrawals or distributions during, or have any account as of the end of, 2015.

Plan-based Compensation

Stock Options. There were no unexercisable options as of December 31, 2015 that would become exercisable upon the involuntary termination or retirement of any NEO.

RSUs and Performance-based Awards. The following chart indicates what the effect on RSUs and earned performance-based incentive awards in the accounts of each NEO would have been upon the occurrence of (a) termination of employment involuntarily on December 31, 2015, without cause, or (b) in the case of any NEO who had attained age 62 at the time, a voluntary or involuntary termination of employment on such date, without cause. (All of these awards are reported in the table entitled “Outstanding Equity Awards at Fiscal Year-End” on page 28.)

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Number of Shares or Units of Stock That Would Vest Upon Such Termination (#)		Value of Shares or Units of Stock That Would Vest Upon Such Termination(1) ($)

Joseph G. Morone	23.250	(2)	0		0
	22,673	(3)	7,557	(4)	276,205
	22,661	(5)	15,108	(6)	552,201
	23,983	(7)	23,983		876,579

John B. Cozzolino	6,852	(2)	0		0
	7,527	(3)	2,509	(4)	91,695
	7,037	(5)	4,692	(6)	171,477
	6,002	(7)	6,002		219,373

Daniel A. Halftermeyer	4,876	(2)	0		0
	6,658	(3)	2,219	(4)	81,109
	6,665	(5)	4,444	(6)	162,412
	7,459	(7)	7,459		272,626

Ralph M. Polumbo	5,152	(2)	0		0
	6,658	(3)	2,219	(4)	81,109
	6,655	(5)	4,437	(6)	162,168
	0	(7)	0		0
	21,425	(8)	10,713		391,542

Robert A. Hansen	2,366	(2)	0		0
	3,723	(3)	1,241		45,354
	3,695	(5)	2,463		90,039
	3,394	(7)	3,394		124,051

(1)	Based on the closing market price on December 31, 2015 of $36.55.
(2)	Represents the number of shares earned pursuant to the APP Performance Award granted to the NEO in 2015 under the 2011 Incentive Plan based on 2015 performance. None of the balance reported was earned or vested as of December 31, 2015. Pursuant to the terms of the award, this award would be canceled upon termination for any reason on or before December 31, 2015.
(3)	Represents the number of shares established as the target share opportunity in the NEO’s MPP Performance Award granted in 2015 under the 2011 Incentive Plan. This target share award is earned based on performance during 2015, 2016 and 2017, and paid in 2018. None of the balance reported was earned as of December 31, 2015.

(4)	Represents one-third of the target share award in the NEO’s MPP Performance Award granted in 2015 under the 2011 Incentive Plan. Although not earned as of December 31, 2015, the award vests pro rata on a daily basis during the three-year performance period. Thus, in the event of termination for any reason other than for cause, this award would not be canceled. Instead, the NEO would be entitled to a payout in 2018 of the shares that vested through the date of termination, adjusted to reflect the level of achievement of the performance goals. For the purpose of this disclosure, the Company has assumed 100% achievement of the three-year performance goal and termination as of December 31, 2015.
(5)	Represents the number of shares established as the target share opportunity in the NEO’s MPP Performance Award granted in 2014 under the 2011 Incentive Plan. This target share award is earned based on performance during 2014, 2015 and 2016, and paid in 2017. None of the balance reported was earned as of December 31, 2015.
(6)	Represents two-thirds of the target share award in the NEO’s MPP Performance Award granted in 2014 under the 2011 Incentive Plan. Although not earned as of December 31, 2015, the award vests pro rata on a daily basis during the three-year performance period. Thus, in the event of termination for any reason other than for cause, this award would not be canceled. Instead, the NEO would be entitled to a payout in 2017 of the share that vested through the date of termination, adjusted to reflect the level of achievement of the performance goals. For the purpose of this disclosure, the Company has assumed 100% achievement of the three-year performance goal and termination as of December 31, 2015.
(7)	Represents the number of shares actually earned pursuant to the MPP Performance Award granted to the NEO in 2013 under the 2011 Incentive Plan based on performance during 2013, 2014 and 2015. The award vested pro rata on a daily basis during the three-year performance period. Thus, in the event the NEO had been terminated for any reason other than for cause on December 31, 2015, the NEO would nevertheless have been entitled to a payout in 2016 of the shares set forth.
(8)	RSUs granted under the RSU Plan in connection with a special executive retention implemented in February 2012. For these grants, amounts shown as vesting upon termination are payable at such time, in cash.

Potential Payments upon Termination or Change in Control

Termination/Severance

Dr. Morone

The Committee believes that under certain circumstances, severance agreements are appropriate for the attraction and retention of executive talent, consistent with the practices of peer companies. In the case of Dr. Morone particularly, the Committee felt a severance provision was warranted in order to entice Dr. Morone to leave the security of his prior position and become the Company’s CEO. Thus, the Company’s employment agreement with Dr. Morone (see page 20) provides that in the event his employment is terminated for any reason, he will be entitled to any (a) unpaid base salary accrued to the effective date of termination, (b) unpaid but earned and accrued annual cash bonus for the portion of the year in which the termination of employment occurs and for any completed prior year for which the annual cash bonus has not been paid, (c) pay for accrued but unused vacation to which he is entitled calculated in accordance with the Company’s vacation policy, (d) benefits or compensation required to be provided after termination pursuant to, and in accordance with the terms of, any employee benefit plans, policies, or arrangements applicable to him, (e) unreimbursed business expenses incurred prior to termination and required to be reimbursed pursuant to the Company’s policy, and (f) any rights to indemnification to which he may be entitled under the Company’s Articles of Incorporation or By Laws. In addition, if the termination is by the Company without cause, he is entitled to receive an amount equal to twice his annual base salary at the time of termination, payable in 24 equal monthly installments. His right to receive these additional severance payments is contingent upon his continuing compliance with confidentiality and non-disparagement provisions in the agreement, and upon his having executed and delivered to the Company a release of any and all claims relating to his termination. For purposes of the agreement, “cause” is deemed to exist if a majority of the members of the Company’s Board of Directors determines that he has (i) caused substantial harm to the Company with intent to do so or as a result of gross negligence in the performance of his duties, (ii) not made a good faith effort to carry out his duties, (iii) wrongfully and substantially enriched himself at the expense of the Company, or (iv) been convicted of a felony. There was no sunset included in the severance provision of Dr. Morone’s contract when it was drafted and executed. The Committee is aware of this fact but no action has been contemplated to incorporate such a provision. The industries in which the Company competes are undergoing significant changes to which the Company must respond. The Company believes that it is important to shareholder value that Dr. Morone leads the Company’s response to those changes without concern for the impact on his specific position. Nor has the fact that Dr. Morone’s contract contains a severance provision had any impact on the Committee’s deliberations and actions regarding his compensation.

Other Executive Officers

As of January 1, 2016, the Company entered into Severance Agreements with each of the Company’s executive officers, other than the CEO, and several other senior managers. These agreements were meant to replace similar agreements expiring December 31, 2015 and were revised and updated to conform to current best practices. The material terms of the Severance Agreements provide that in the event an officer’s employment is terminated by the Company at any time before the expiration of the applicable Severance Agreement for any reason other than Cause, or if the officer’s employment is terminated by the officer for Good Cause (as those terms are defined in the Severance Agreement, and in either case, a “Qualifying Termination”), the officer would be entitled to receive his or her gross monthly base salary in effect at the time of the Qualifying Termination, less applicable withholdings and deductions, for a period of 24 months. In the event the Qualifying Termination occurs within 12 months of a Change in Control (as defined in the Severance Agreement) the officer would be entitled to receive his or her gross monthly base salary in effect at the time of the Qualifying Termination, less applicable withholdings and deductions, for a period of 36 months, although in that case some of the monthly payments would be accelerated and paid as a lump sum to comply with applicable tax laws. The officer would also remain eligible for a prorated payment of any bonus earned, if any, during the year in which the Qualifying Termination occurs, and 12 months of executive outplacement services. In addition, if elected, the Company would pay the required premium to continue healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). In order to receive the severance benefits, the officer would obligated to execute a release in favor of the Company at the time of termination which would also bind the officer to a restrictive covenant for the period during which the severance benefits are being paid. The initial term of the Severance Agreement is for a period of three years, but it will thereafter automatically renew for one-year periods unless the Company timely notifies the Counterparty of its intent not to renew. In order to receive the severance benefits, the officer is obligated to execute a release in favor of the Company at the time of termination and comply with the confidentiality and non-disparagement provisions of the Agreement. The officer is also bound by a restrictive non-competition covenant during the Severance Period. For the purposes of such agreements, cause is deemed to exist upon (i) the conviction of the officer for, or the entry of a plea of guilty or nolo contendere by the officer to, a felony charge or any crime involving moral turpitude; (ii) unlawful conduct on the part of the officer that may reasonably be considered to reflect negatively on the Company or compromise the effective performance of the officer’s duties as determined by the Company in its sole discretion; (iii) the officer’s willful misconduct in connection with his or her duties or willful failure to use reasonable effort to perform substantially his or her responsibilities in the best interest of the Company; (iv) the officer’s willful violation of the Company’s Business Ethics Policy or any other Company policy that may reasonably be considered to reflect negatively on the Company or compromise the effective performance of the officer’s duties as determined by the Company in its sole discretion; (v) fraud, material dishonesty, or gross misconduct in connection with the Company perpetrated by the officer; (vi) the officer undertaking a position in competition with the Company; (vii) the officer having caused substantial harm to the Company with intent to do so or as a result of gross negligence in the performance of his or her duties; or (viii) the officer having wrongfully and substantially enriched himself or herself at the expense of the Company. The Severance Agreements also contain a clawback provision which provides that an officer would forfeit any unpaid severance due pursuant to the agreement and would be required, upon demand, to repay any severance already paid if, after the officer’s termination: (i) there is a significant restatement of the Company’s financial results, caused or substantially caused by the fraud or intentional misconduct of the officer; (ii) the officer breaches any provision of the agreement, including, without limitation, the restrictive covenants, confidentiality and non-disparagement provisions; or (iii) the Company discovers conduct by the officer that would have permitted termination for cause, provided that such conduct occurred prior to the officer’s termination.

The Committee considers severance to serve as a bridge in the event employment is involuntarily terminated without cause. Therefore, the foregoing Severance Periods were deemed to be appropriate in light of the perceived length of time it could take for the NEO to find an equivalent position. At the time the agreements were approved, the Committee determined that individual officer agreements were superior to an all-inclusive policy because they provided more flexibility to address each officer’s situation, and his or her individual perceived importance to the Company and its strategies. It was further determined that the provision of severance agreement would allow each officer to focus on the needs of the business without concern for his or her own position.

Except as set forth above, the Company has not entered into any other agreement, contract, plan, or arrangement, written or unwritten, to provide payment to any NEO in connection with his retirement, severance, termination or separation.

Change in Control

Other than the provisions found in the RSU and Phantom Stock Plan, which are applicable to all employees who receive an award under those plans, and the severance agreements described above, the Company has no contract, agreement, plan, or arrangement, whether written or unwritten, that would provide for payment to an NEO at, following, or in connection with a change in control of the Company. The provisions of the RSU and Phantom Stock Plans provide that in the event of termination following a change of control, 100% of an award recipient’s unvested grant shall become immediately payable in full.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act, and the related “say-on-pay” rules adopted by the Securities and Exchange Commission, the Company is asking stockholders to vote on the compensation provided to our NEOs, as described in the preceding sections of this proxy statement.

Accordingly, the Board of Directors recommends that stockholders approve such compensation by approving the following advisory resolution:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.

This vote is nonbinding. Although it may not be possible to discern the specific concerns of stockholders that may cause them to cast a negative vote, the Board and the Compensation Committee expect to consider the outcome of the vote when determining future executive compensation.

As described in detail under “Compensation Discussion and Analysis” above, our compensation programs are designed to motivate our NEOs, and other members of management, to manage the Company so that it achieves superior performance and delivers value to our stockholders. We believe that our compensation program, with its balance of short-term cash incentives and long-term incentives (including equity-based awards that vest over multiple years) reward sustained performance that is aligned with delivering consistent value to our stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR”

THE ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION

APPROVAL OF THE 2011 INCENTIVE PLAN FOR SECTION 162(M) PURPOSES

General

The 2011 Incentive Plan (also referred to as the “Plan”) was approved by stockholders at our 2011 Annual Meeting of Stockholders. Pursuant to Internal Revenue Code rules, the Company generally may deduct compensation or ordinary income recognized by the recipient of an award under the 2011 Incentive Plan when recognized. However, the Company generally may not deduct as compensation expense more than $1 million paid in any tax year to certain senior executives. This deduction limitation does not apply to qualified “performance-based compensation.” For awards (other than options or stock appreciation rights (“SARs”)) to qualify as performance-based, pursuant to Internal Revenue Code Section 162(m) (“Section 162(m)”), the Company must obtain, at least every five years, shareholder approval of the material terms of the performance goals, including the business criteria on which the performance goals will be set by a special committee of the Board composed solely of two or more directors who are “outside” directors within the meaning of Section 162(m) (a “Performance Committee”), for the awards to these senior executives. Your approval of the Plan at the 2016 Annual Meeting of Stockholders is intended to constitute that Section 162(m) approval. We are only seeking your approval of the Plan for purposes of Section 162(m).

We have not made any changes to the Plan. If our stockholders do not approve the Plan at the 2016 Annual Meeting of Stockholders, we will not be able to make equity awards (other than options or SARs) that are exempt from the $1 million deduction limit under Section 162(m). In all other respects, if our shareholders do not approve the Plan, the Plan will remain in effect according to its terms. Even though we are seeking stockholder approval for purposes of Section 162(m), awards may be made under the 2011 Incentive Plan that do not qualify for the performance-based compensation exception under Section 162(m), and the Compensation Committee of the Company’s Board of Directors, or such other committee as the Board of Directors shall appoint from time to time (the “Committee”), and the Performance Committee retain discretion to determine whether or not a particular grant is intended to qualify as performance-based compensation under Section 162(m).

The purpose of the Plan is to enable the Company to promote the interests of the Company and its stockholders by providing the officers and key employees of the Company and its subsidiaries, who collectively are responsible for the management, growth and protection of the business of the Company, with incentives and rewards to align their interests with those of the stockholders and to encourage them to continue in the service of the Company. The 2011 Incentive Plan is designed to meet this purpose by providing a plan pursuant to which such employees may be given such incentives and awards in various forms.

The 2011 Incentive Plan provides for awards that may be payable in cash, stock, or a combination of cash and stock. For stock-based awards, the Plan authorizes the issuance of an aggregate number of shares of the Company’s Class A Common Stock (“Common Stock”) initially equal to 500,000. In addition, the Plan allows the Board of Directors to increase this amount from time to time, provided that it may not be increased by more than 500,000 in any calendar year and that no increase may cause the total number of shares then available for issuance in respect of new awards to exceed 1,000,000. To date the Board of Directors has not acted to increase the number of shares available under the Plan, and as of December 31, 2015, 290,849 of the 500,000 shares of the Company’s Common Stock initially set aside remain available for grant pursuant to the Plan. The closing price of the Company’s Common Stock on the New York Stock Exchange on March 1, 2016, was $37.42.

The material terms of the 2011 Incentive Plan are summarized below. This summary is not intended to be a complete description of the terms of the Plan. The full text of the 2011 Incentive Plan is attached hereto as Exhibit A. In the event of any inconsistency between the summary set forth below and the terms of the 2011 Incentive Plan, the terms of the 2011 Incentive Plan will govern.

Eligible Participants and Types of Awards

The 2011 Incentive Plan provides for the grant to officers and key employees of the Company and its subsidiaries of non-qualified stock options and incentive stock options (“Options”), tandem and stand-alone SARs and other share-based or cash-based awards (collectively referred to herein as “Incentive Awards”). Incentive Awards may be settled in cash or in shares. Some Incentive Awards may be intended to qualify as “performance based” compensation within the meaning of Section 162(m) of the Internal Revenue Code. While all key employees responsible for the management of the Company and its subsidiaries would be potentially eligible to receive Incentive Awards under the Plan (approximately 200 employees at the present time), the Company has generally limited Incentive Awards to between six and eight key employees of the Company.

Shares Available for Awards and Individual Award Limit

Shares issued under the 2011 Incentive Plan may be either newly issued shares or treasury shares. In addition to the limit on the aggregate number of shares that are authorized to be issued pursuant to the Plan, the maximum number of shares that may be covered by Incentive Awards granted to any single participant (a “Participant”) in any fiscal year shall not exceed 200,000 shares, prorated on a daily basis for any fiscal year that is shorter than 365 days.

Shares of Common Stock covered by Incentive Awards shall only be counted as used to the extent they are actually issued and delivered to a Participant (or a Participant’s permitted transferees). Accordingly, if an Incentive Award is settled for cash or if shares are withheld to pay the exercise price of an Option or to satisfy any tax-withholding requirement in connection with an Incentive Award, only the shares issued (if any), net of the shares withheld, will be deemed delivered for purposes of determining the number of shares that remain available for delivery under the Plan. If shares are issued subject to conditions that may result in the forfeiture, cancellation or return of such shares to the Company, any portion of the shares forfeited, cancelled or returned shall be treated as not issued pursuant to the Plan. If shares owned by a Participant (or a Participant’s permitted transferees) are tendered (either actually or through attestation) to the Company in payment of any obligation in connection with an Incentive Award, the number of shares tendered shall be added to the number of shares that are available for delivery under the Plan.

Shares covered by Incentive Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger will not count as used under the Plan for these purposes.

Prohibition on Substitutions and Repricings

In no event will any new Incentive Awards be issued in substitution for outstanding Incentive Awards previously granted to Participants, and no repricings of Incentive Awards are permitted at any time under any circumstances, unless the stockholders of the Company expressly approve such substitution or repricing.

Administration

The 2011 Incentive Plan is administered by the Committee. The Committee shall from time to time designate those persons who shall be granted Incentive Awards and the amount, type and other terms and conditions of such Incentive Awards.

Except to the extent described below with respect to “performance based” compensation, the Committee has full authority to administer the Plan, including authority to interpret and construe any of its terms or the terms of any Incentive Award issued under it, and to adopt such rules and regulations for administering the Plan as it may deem necessary. On or after the date of grant of an Incentive Award, the Committee may (i) accelerate the date on which any Incentive Award becomes vested, exercisable or transferable, (ii) extend the term of any Incentive Award, including, without limitation, extending the period following a termination of a Participant’s employment during which any Incentive Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability or transferability of any Incentive Award, or (iv) provide for the payment of dividends or dividend equivalents with respect to any Incentive Award. Decisions of the Committee shall be final and binding on all Participants.

With respect to Incentive Awards that are intended to satisfy the requirements of “performance based” compensation within the meaning of Section 162(m), the exercise of the foregoing powers may be limited to a the Performance Committee.

Significant Features of Incentive Awards

Significant features of potential Incentive Awards permitted under the Plan are as follows:

Options. Each Option shall entitle the holder thereof to purchase a specified number of shares. The exercise price of each Option will be at least equal to 100% of the fair market value of a share on the date on which the Option is granted. Options will have terms that do not exceed twenty years and will have vesting periods of at least one year.

Tandem Stock Appreciation Rights. The Committee may grant, in connection with any Option, a tandem SAR (“Tandem SAR”). The exercise price per share of any Tandem SAR will be at least 100% of the fair market value of a share on the date on which the Tandem SAR is granted. In general, the exercise of a Tandem SAR by a

Participant entitles the Participant to an amount (in cash, shares or a combination of cash and shares), with respect to each share subject thereto, equal to the excess of the fair market value of a share on the exercise date over the exercise price of the Tandem SAR. The exercise of a Tandem SAR with respect to a number of shares causes the cancellation of its related Option with respect to an equal number of shares, and the exercise, cancellation or expiration of an Option with respect to a number of shares causes the cancellation of its related Tandem SAR with respect to an equal number of shares.

Stand-Alone Stock Appreciation Rights. The Committee may grant SARs that do not relate to Options (“Stand-Alone SARs”). The exercise price per share of any Stand-Alone SAR will be at least 100% of the fair market value of a share on the date on which the Stand-Alone SAR is granted. In general, the exercise of a Stand-Alone SAR by a Participant entitles the Participant to an amount (in cash, shares or a combination of cash and shares), with respect to each share subject thereto, equal to the excess of the fair market value of a share on the exercise date over the exercise price of the Stand-Alone SAR.

Other Stock-based Awards. The Committee may grant equity-based or equity-related Incentive Awards other than Options and SARs in such amounts and subject to such terms and conditions as the Committee determines. Each such Incentive Award may (i) involve the transfer of actual shares, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares, (ii) be subject to performance-based and/or service-based conditions, and (iii) be in the form of phantom stock, restricted stock, restricted stock units, performance shares, or share-denominated performance units. Incentive Awards may vest or otherwise become payable as determined by the Committee at the time of grant.

Consequences Upon a Change in Control. The effect of the occurrence of a Change in Control of the Company on any Option, SAR or other Incentive Award shall be determined by the Committee in its discretion.

Performance-based Compensation. The Performance Committee may grant Incentive Awards that are intended to qualify under the requirements of Section 162(m) of the Tax Code as “qualified performance-based compensation.” The performance goals upon which the payment or vesting of any Incentive Award (other than Options and SARs) that is intended to qualify as performance-based compensation depends shall relate to one or more of the following performance measures, each of which may be applied with respect to the Company, any subsidiary or any business unit of the Company, or if applicable, any Participant, and which may be measured on an absolute basis, or relative to a peer-group or other market measure basis: revenues; revenue growth; operating income; cash flow (including operating cash flow, free cash flow, discounted cash flow, return on investment, and cash flow in excess of costs of capital); net income; marginal contribution; interest expense; earnings per share; return on sales; return on assets; return on equity; return on invested capital; working capital; market share; stock price; stock price growth; costs of goods sold; expenses (including selling and general expenses and technical and research expenses); income before income taxes; total shareholder return; EBIT (earnings before interest and taxes); consolidated EBITDA (earnings before interest, taxes, depreciation and amortization); EBITDA growth; EBITDA per share; EBITDA Margin (EBITDA as a percentage of sales); consolidated interest expense; consolidated net income; consolidated tangible net worth and leverage ratio; ongoing earnings; EVA (economic value added); economic profit (net operating profit after tax, less a cost of capital charge); SVA (shareholder value added); pre-tax profit margin; performance against business plan; customer service; corporate governance quotient or rating; employee satisfaction; safety; employee engagement; supplier diversity; workforce diversity; operating margins; credit rating; dividend payments; retained earnings; completion of acquisitions; divestitures and corporate restructurings; and individual goals based on objective business criteria underlying the goals listed above and which pertain to individual effort as to achievement of those goals or to one or more business criteria in the areas of litigation, human resources, information services, production, inventory, support services, site development, plant development, building development, facility development, government relations, product market share, management or non-financial strategic goals.

In the event that the requirements of Section 162(m) and the regulations thereunder change to permit Performance Committee discretion to alter the performance measures without obtaining stockholder approval, a Performance Committee will have discretion to make such changes. Performance periods may be less than, equal to, or longer than one fiscal year of the Company and may be overlapping. Within 90 days after the beginning of a performance period, and in any case before 25% of the performance period has elapsed, the Performance Committee shall establish (a) performance goals and objectives for the Company for such performance period, (b) target awards for each Participant, and (c) schedules or other objective methods for determining the applicable performance percentage to be applied to each such target award.

The measurement of any performance measure may exclude the impact of charges for restructurings, discontinued operations, acquisitions or divestitures, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles or as identified in the Company’s audited financial statements, including the notes thereto, as well as (a) severance costs or charges, (b) equipment relocation costs or charges, or (c) equipment write-off or write-down costs or charges. Any performance measures may be used to measure the performance of the Company or a subsidiary as a whole or any business unit of the Company or any subsidiary or any combination thereof, as the Performance Committee may deem appropriate, or any of the above performance measures as compared to the performance of a group of comparator companies, or a published or special index that the Performance Committee, in its sole discretion, deems appropriate.

General Plan Provisions

Adjustments Upon Changes in Capitalization. The 2011 Incentive Plan provides for an adjustment in the number of shares available to be issued under the Plan, the number of shares subject to Incentive Awards and the exercise prices of certain Incentive Awards upon a change in the capitalization of the Company, a stock dividend or split, an extraordinary cash dividend, a merger or combination of shares and certain other similar events.

Tax Withholding. The 2011 Incentive Plan provides that the Company has the right to permit or require Participants to satisfy certain federal income tax withholding requirements by remitting to the Company cash or, subject to certain conditions, allowing the Company to withhold shares payable to the Participant.

Assignment and Transfer. Nonqualified Stock Options and SARs may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution, except as permitted by the Committee on a general or specific basis. Incentive Stock Options are generally not transferable, except by will or the laws of descent and distribution.

Amendment. The Board of Directors may at any time suspend or discontinue the 2011 Incentive Plan or revise or amend it in any respect whatsoever, except that, in general, no revision or amendment may, without the approval of stockholders of the Company, (i) increase the number of shares that may be issued under the Plan or (ii) materially modify the requirements as to eligibility for participation in the Plan.

Term of the Plan. No grants may be made under the 2011 Incentive Plan after February 25, 2021.

Awards to Particular Officers, Etc.

The benefits or amounts that will be received in the future under the 2011 Incentive Plan by or allocated to (i) each of the officers listed in the Summary Compensation Table, (ii) all current executive officers of the Company as a group, and (iii) all employees of the Company, including all other current officers, are generally granted in the discretion of the Committee and are not determinable. During 2015, awards were granted under the 2011 Incentive Plan to our named executive officers as set forth in this proxy statement in the Summary Compensation Table and the Grants of Plan-Based Awards Table. In addition, during 2015, all current executive officers of the Company as a group (including the current named executive officers) were granted awards under the 2011 Incentive Plan with aggregate share targets of 84,325 shares and aggregate cash targets of $2,812,150. Non-employee directors are not eligible to participate in the Plan.

U.S. Federal Income Tax Consequences

Following is a brief summary of the U.S. federal income tax consequences of the issuance and exercise of the 2011 Incentive Awards, as well as Options and SARs generally.

2011 Awards. The Company will generally be entitled to a compensation deduction for U.S. federal income tax purposes in the amount of cash compensation distributed to the Participant or, in the case of that portion of an Awards that is settled in shares, in an amount equal to the fair market value of the shares when delivered to the Participant. The Participant will be required to recognize compensation income for U.S. federal income tax purposes upon payment of cash or delivery of shares.

Nonqualified Stock Options. A Participant will not be deemed to receive any income at the time an Option is granted, nor will the Company be entitled to a deduction at that time. However, when any part of an Option is exercised, the Participant will generally be deemed to have received ordinary income in an amount equal to the difference between the exercise price of the Option and the fair market value of the shares received on the exercise of the Option. The Company will be entitled to a U.S. federal income tax deduction in an amount equal to the amount of ordinary income realized by the Participant.

Incentive Stock Options. A Participant will not be deemed to receive any income at the time an Option is granted, nor when it is exercised. After exercise, provided the Participant satisfies certain holding period and other requirements, the profit (if any) made on sale of the shares received upon exercise would generally be taxable as long-term capital gain. The Company generally would not be entitled to a U.S. federal income tax deduction in any amount related to the grant or exercise of an Incentive Stock Option, or upon the sale of the shares received upon exercise, except that certain deductions may be available to the Company if the Participant fails to satisfy certain holding period and other requirements.

SARs. A Participant will not be deemed to receive any income at the time an SAR is granted, nor will the Company be entitled to a deduction at that time. However, when any part of the SAR is exercised, the Participant will be deemed to have received compensation taxable as ordinary income in an amount equal to the amount of cash received, and the Company will be entitled to a tax deduction in an equal amount.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR”

THE APPROVAL OF THE 2011 INCENTIVE PLAN FOR PURPOSES OF SECTION 162(m).

DIRECTOR COMPENSATION

Directors who are not employees of the Company are compensated for their services by fees in cash and stock. All directors are reimbursed for expenses incurred in connection with such services. In addition, the Company provides travel and liability insurance to all directors. It is the goal of the Committee to set directors’ fees at a competitive level that will enable the Company to attract and retain talented, well-qualified directors. The payment of a portion of each director’s fee in shares of Class A Common Stock of the Company is intended to align the interests of the director with the interests of our stockholders, consistent with delivering shareholder value.

Annual Retainer. During 2015, directors were entitled to an annual retainer of $110,000, $50,000 of which was payable in shares of Class A Common Stock of the Company pursuant to the Directors’Annual Retainer Plan. During 2015, a director owning a number of shares greater than or equal to the Board’s share ownership guidelines (see below) could elect to receive, in cash, all or a portion of a retainer payment otherwise payable in shares of Common Stock.

Meeting Fees. In lieu of cash fees for regularly scheduled meetings, directors received an additional cash fee of $30,000, and members of the Audit Committee also received an additional annual cash amount of $5,000. These amounts were paid in four equal quarterly installments. Directors received cash fees of $750 for each special meeting of the Board or any Board Committee during 2015 that was designated as a telephone meeting. During 2015, one Board meeting, one Audit Committee meeting and two Compensation Committee meetings were so designated. Directors were also entitled to receive cash fees of $1,500 for each special meeting of the Board, and $1,000 for each special meeting of a Committee they attended in person or by telephone. There were no such meetings during 2015.

Other Fees. The Chairman of each standing committee of the Board received an annual fee during 2015 for such service: $7,500 for the Chairman of the Governance Committee, $10,000 for the Chairman of the Compensation Committee, and $15,000 for the Chairman of the Audit Committee. The Chairman of the Board received an annual fee of $60,000 for such service, and the Vice Chairman of the Board received an annual fee of $35,000 for such service. Directors receive $1,500 for each day that they are engaged in Company business (other than attendance at Board or Committee meetings) at the request of the Chairman of the Board or the Chief Executive Officer. Annual fees are paid in four equal quarterly installments. All amounts are paid in cash.

Director Pension. Each person who was a member of the Board of Directors on January 12, 2005, who was elected as a director prior to August 9, 2000, and who is not eligible to receive a pension under any other Company retirement program is, following (i) the termination of his or her service as a director and (ii) the attainment by such director of the age of 65, entitled to receive an annual pension in the amount of $20,000, payable in quarterly installments until the earlier of (a) the expiration of a period equal to the number of full years that such person served as a director prior to May 31, 2001, or (b) the death of such person. Directors Christine Standish, Kailbourne, and Morone are the only current directors so eligible.

Share Ownership Guidelines. The Board has adopted share ownership guidelines for its members. Under these guidelines, directors are generally expected to retain ownership of shares of Common Stock awarded or acquired until an ownership equal to three (3) times the annual cash and stock retainer is attained. During 2015, a director who had attained this level could elect to receive, in cash, all or a portion of a retainer payment otherwise payable in shares of Common Stock.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation	Total ($)

Christine L. Standish	155,500	—	—	—	3,196	(2)	—	158,696

Erland E. Kailbourne	167,010	49,990	—	—	267	(2)	—	217,267

John C. Standish	178,000	—	—	—	(10,000)	(3)	—	168,000

John F. Cassidy, Jr.	136,535	16,465	—	—	—		—	153,000

Edgar G. Hotard	162,250	—	—	—	—		—	162,250

John R. Scannell	91,510	49,990	—	—	—		—	141,500

Katherine L. Plourde	101,760	49,990	—	—	—		—	151,750

Joseph G. Morone	—	—	—	—	5,541	(2)	—	5,541

(1)	As these are payments of shares, and not stock “awards,” there are no amounts deemed “outstanding” at the end of 2015.
(2)	Increase during 2015 in the actuarial present value of the director’s accumulated benefit under the director pension plan described in the narrative preceding this table.
(3)	Decrease during 2015 in the actuarial percent value of Mr. Standish’s accumulated benefit under the Company’s U.S. defined benefit plan.

DIRECTORS’ ANNUAL RETAINER PLAN

The Company’s current Directors’Annual Retainer Plan provides that $50,000 of a director’s annual retainer, the total amount of which is determined by the Board of Directors, be paid in shares of Class A Common Stock of the Company. Under the Corporate Governance Rules of the New York Stock Exchange, the Company cannot increase the portion of the directors’ annual retainer to be paid in stock without stockholder approval.

A copy of the proposed Directors’ Annual Retainer Plan, which will replace the current Directors’ Annual Retainer Plan, is attached to this Proxy Statement as Exhibit B. The plan (i) provides that it will govern the stock portion of the directors’ annual retainer during the period from the 2016 Annual Meeting until it is amended or terminated by the Board of Directors, (ii) extends from May 29, 2018 to May 13, 2025 the period during which shares may be paid under the Plan and (iii) fixes the stock portion of total annual compensation at $70,000. The Board of Directors recommends approval of the Directors’ Annual Retainer Plan.

New Plan Benefits

Assuming the Directors’Annual Retainer Plan is approved, the portion of total director compensation paid in shares of Class A Common Stock will be increased from $50,000 to $70,000. Current non-employee Directors who would be entitled to benefits under the new Directors’ Annual Retainer Plan are Christine L. Standish, John C. Standish, Erland E. Kailbourne, John F. Cassidy, Edgar G. Hotard, John R. Scannell and Katharine L. Plourde.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR”

THE APPROVAL OF THE DIRECTORS ANNUAL RETAINER PLAN

RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has appointed KPMG LLP (“KPMG”) as auditors of the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, and to perform the reviews of the financial statements to be included in our quarterly reports on Form 10-Q with respect to the first three quarters of 2016.

As stated in the Audit Committee Report on page 8, the Audit Committee has received the communications related to KPMG’s independence required by applicable PCAOB rules, has discussed with KPMG its independence, and has considered whether the provision of the services referred to below under “All Other Fees” is compatible with maintaining the independence of KPMG. In accordance with its charter, the Committee has also reviewed KPMG’s report describing (1) its internal quality-control procedures, (2) any material issues raised in any recent internal review, peer review, or review by any government or professional authorities (such as the PCAOB) of one or more independent audits conducted by KPMG, and (3) any steps taken by KPMG to deal with any issues raised in such reviews.

Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to appoint, terminate, oversee and evaluate the performance of the Company’s independent auditor, the Board considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of KPMG for ratification by stockholders as a matter of good corporate practice. The affirmative vote of holders of a majority of the votes entitled to be cast at the meeting by the shares present in person or by proxy is required to approve the ratification of the selection of KPMG as the Company’s independent auditor. A representative of KPMG will be present at the Annual Meeting and will be given an opportunity to make a statement, and will be available to respond to appropriate questions.

The Audit Committee does not expect to take action with respect to the appointment of auditors to audit the financial statements to be included in our Annual Report on Form 10-K for the year ended December 31, 2016 until the second half of this year, and may issue requests to KPMG and other audit firms for proposals, which the Committee will review before making any appointment. The Audit Committee also reserves the right to appoint, reappoint, retain, or replace our auditors at any time, even after an appointment has been ratified by the stockholders. The stockholder vote on this proposal is advisory and nonbinding, and serves only as a recommendation to the Board of Directors. If the shareholders do not ratify the appointment of our auditors, the Audit Committee will consider such voting results with respect to any appointment.

Changes in Certifying Accountants

As previously reported by the Company in a Current Report on Form 8-K filed with Securities and Exchange Commission on May 22, 2014, on May 19, 2014, PricewaterhouseCoopers LLP (“PwC”) was dismissed as the Company’s independent registered public accounting firm. On May 19, 2014, the Company appointed KPMG LLP (“KPMG”) as its independent registered public accounting firm to audit the Company’s consolidated financial statements as of and for the fiscal year ending December 31, 2014. The Audit Committee recommended and approved the decision to change independent registered public accounting firms.

PwC’s reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2013 and 2012 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2013 and 2012 and through May 19, 2014, there have been (1) no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of such disagreements in connection with its audit report and (2) no reportable events as defined by Item 304(a)(1)(v) of Regulation S-K of the Exchange Act. The Company has given permission to PwC to respond fully to the inquiries of the successor auditor.

The Company previously furnished a copy of these disclosures to PwC, and requested that PwC furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agreed with such disclosures. PwC provided such a letter, which was filed as an exhibit to the report.

During the period of two fiscal years ended December 31, 2013 and through May 19, 2014, the Company did not consult with KPMG regarding either (1) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the financial statements of the Company, or (2) any matter that was the subject of a disagreement or a reportable event described in Items 304(a)(1)(iv) or (v), respectively, of Regulation S-K under the Exchange Act.

Audit Fees

The aggregate fees billed by or agreed to with KPMG for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Forms 10-Q, and services in connection with statutory and regulatory filings or engagements were $1,978,000 in 2015 and $1,770,612 for 2014.

Audit-related Fees

The aggregate fees billed by KPMG for assurance or related services reasonably related to the performance of the audit or review of the Company’s annual financial statements, including benefit plans, were $85,000 in 2015 and $85,000 in 2014.

Tax Fees

The aggregate fees billed by KPMG for tax compliance, tax advice, and tax planning were $98,000 in 2015 and $135,210 in 2014. Billings were primarily for assistance in the preparation of tax returns and filings, assistance in connection with tax audits, tax advice in connection with corporate and business restructuring activities, and general tax advice.

All Other Fees

KPMG did not bill for any other products or services not described above in 2015 or 2014.

Preapproval Policy

It is the responsibility of the Company’s Audit Committee to approve all audit and nonaudit services to be performed by the independent auditors, such approval to take place in advance of such services when required by law, regulation, or rule.

The Chairman of the Audit Committee is permitted to preapprove any engagement of the independent auditor for services that could be properly preapproved by the Committee, provided that the anticipated fees with respect to the services so preapproved do not exceed $100,000. The Chairman is required to report such preapprovals to the next regular meeting of the Committee.

The Audit Committee is required to preapprove each engagement of the independent auditor not preapproved by the Chairman of the Committee. Each such preapproval must describe the particular service to be rendered. No preapproval may be given for any service that would cause the independent auditor to be considered not independent under applicable laws and regulations, and the independent auditor is requested to confirm that such service will not compromise its independence as part of the preapproval process.

With respect to the engagement of the independent auditor to provide routine and recurring audit-related tax and other nonaudit services, preapproval of the Audit Committee may take the form of approval of a schedule describing such services in reasonable detail and specifying an annual monetary limit. Each audit or nonaudit service (excluding tax services provided in the ordinary course) shall be reflected in a written engagement or other writing. In connection with the provision of permitted tax services, the independent auditor is required to, among other things, provide a written description of the services and discuss their impact on the auditor’s independence.

None of the 2014 or 2015 services described above was approved by the Audit Committee or its Chairman pursuant to 17 CFR 210.2-01(c)(7)(i)(C), which permits the waiver of preapproval requirements in connection with the provision of certain nonaudit services.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF
KPMG LLP

STOCKHOLDER PROPOSALS

The Company’s By Laws provide that proposals of stockholders, including nominations of persons for election to the Board of Directors of the Company, shall not be presented, considered, or voted upon at an annual meeting of stockholders, or at any adjournment thereof, unless (i) notice of the proposal has been received by mail directed to the Secretary of the Company at the address set forth in the Notice of Meeting not less than 100 days nor more than 180 days prior to the anniversary date of the last preceding annual meeting of stockholders, and (ii) the stockholder giving such notice is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such annual meeting. Each such notice shall set forth (i) the proposal desired to be brought before the annual meeting and the reasons for presenting such proposal at the annual meeting, (ii) the name and address, as they appear on the Company’s books, of the stockholder making such proposal, (iii) the number and class of shares owned beneficially or of record by such stockholder, (iv) any material interest of such stockholder in the proposal, and (v) such other information with respect to the proposal and such stockholder as is required to be disclosed in solicitation of proxies to vote upon such proposal, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (“the Proxy Rules”). In the case of proposed nominations of persons for election to the Board of Directors, each such notice shall also (i) set forth such information with respect to such nominees and the stockholder proposing the nominations as is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to the Proxy Rules, and (ii) be accompanied by the written consent of each proposed nominee to being named in the Company’s proxy statement as a nominee and to serving as a director if elected, and by written confirmation by each such nominee of the information relating to such nominee contained in the notice.

Proposals of stockholders that are intended to be presented at the Company’s 2017 Annual Meeting of Stockholders must be received by the Company at its principal executive offices at 216 Airport Drive, Rochester, New Hampshire 03867, not later than November 30, 2016 in order to be considered for inclusion in the Company’s proxy statement and form of proxy. In addition, to be so included, a proposal must otherwise comply with all applicable proxy rules of the Securities and Exchange Commission.

In addition, management proxies for the 2017 Annual Meeting may confer discretionary authority to vote on a stockholder proposal that is not included in the Company’s proxy statement and form of proxy if the Company does not receive notice of such proposal by February 13, 2017, or if such proposal has been properly excluded from such proxy statement and form of proxy.

OTHER MATTERS

The Board knows of no other matters to be presented for consideration at the Annual Meeting. Should any other matters properly come before the meeting, the persons named in the accompanying proxy will vote such proxy thereon in accordance with their best judgment.

The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitation of proxies by use of the mails, regular employees of the Company, without additional compensation, may solicit proxies personally or by telephone.

Charles J. Silva, Jr.
Secretary

March 30, 2016

APPENDIX A

Supplement to Compensation Discussion and Analysis

The following information supplements the disclosures in the Compensation Discussion and Analysis section of the Company’s Proxy Statement under the heading “Performance Award Metrics and Goals” beginning on page 21.

“2015 Global MC Cash Flow” — the amount reported as “Net Income” for the Global Machine Clothing business segment for 2015 in the Company’s Consolidated Statement of Income for 2015, less any income, or plus any expense, derived from the revaluation of non-functional currency assets and liabilities, adjusted by adding back, to the extent that such item reduced Net Income, or subtracting, to the extent that such item increased Net Income: (A) depreciation and amortization expense; (B) restructuring costs, provided however, that the Committee may, in its sole discretion, choose to omit certain restructuring costs from this provision so long as the failure to add back those restructuring costs does not result in a higher Metric Percentage or reduced target goal; (C) any goodwill and intangible impairment; (D) income tax expenses; (E) net interest expense; (in each case, as determined in accordance with GAAP and the Company’s accounting policies, consistently applied) provided that the amount so determined shall then be further adjusted (1) to exclude the effect of any adjustments to the Company’s financial statements required to reflect the effect of (a) discontinued operations, or (b) newly effective accounting pronouncements, the effect of which were not incorporated into the Board approved operating plan (in each case, without duplication, as defined by GAAP and as included in the Company’s audited financial statements whether or not reflected as a separate line item in such audited financial statements); (2) to exclude (i) any gain or loss attributable to the sale of any business segment, or any real estate, during 2015, net of any expenses incurred in connection with the transaction, or (ii) reallocated overhead costs which were otherwise attributable to any discontinued operations divested during the Performance Period; (3) to exclude any income (or loss) attributable to any business operation acquired during the Performance Period; (4) to exclude the effect on income of any charges incurred in the connection of the settlement of pension benefit funding obligations; (5) to exclude the effect on income of any deferred bank fee write-offs or interest rate swap buyouts related to any new financing facility established during 2015 or any non-cash charges associated with the redemption of convertible notes; and (6) to exclude the effect on income of any expenses, including consulting or professional fees, incurred in connection with any activities undertaken by management at the direction of the Board of Directors to investigate or pursue any strategic acquisitions, combinations, joint ventures or divestitures, regardless of whether such efforts result in the completion of such acquisition, combination, joint venture or divestiture during the Performance Period (the foregoing hereinafter collectively referred to as the “Adjustments”) as the same may be applied to such business segment then further adjusting the resulting amount by: (X) deducting therefrom the aggregate sum of all approved Machine Clothing capital expenditures released during 2015, plus any over-budget capital expenditures costs or less any under budget capital expenditure costs budgeted regardless of the year in which released; (Y) adding back any expense related to machinery and equipment relocations, or other capital expenditures associated with plant closings or consolidation of manufacturing capacity; and (Z) by increasing, or decreasing as the case may be, the amount by a sum equal to the net decrease (or increase) in the aggregate sum of Machine Clothing Accounts Receivable and Inventories during the Performance Period. Accounts Receivable and Inventories shall in each case mean the amounts set forth in the Company’s financial accounting systems and reported in the Company’s year-end consolidated financial statements for the applicable year in accordance with GAAP, adjusted to exclude (1) any Accounts Receivable or Inventories attributable to any business operations acquired during the applicable year and (2) the effect of currency fluctuations. For the purposes of this definition, any funds released for the Company’s equipment contingency budget shall not reduce cash flow. For the purposes of determining the Metric Percentage achieved, the following goals are established:

	Metric Percentage
Performance Metric	0%	50%	100%	150%	200%
2015 Global MC Cash Flow	< $110.8M	≥ $110.8M	≥ $158.3M	≥ $190M	≥ $221.6M

“2015 Global AEC Performance Metric” shall be a weighted average and shall equal (40% x Metric Percentage achieved for the 2015 Adjusted Global AEC EBITDA excluding R&D metric defined below) + (30% x Metric Percentage achieved for the ASC Capability Milestones metric defined below) + (30% x Metric Percentage achieved for the AEC R&T Milestones metric defined below).

“2015 Adjusted Global AEC EBITDA excluding R&D” — the amount reported as “Net Income” from the Albany Engineered Composites business segment as reported in the Company’s 2015 Consolidated Statement of Income, exclusive of research and development costs and any amount recorded for the non-controlling interest in Albany Safran Composites (ASC), less any income, or plus any expense, derived from the revaluation of nonfunctional currency assets and liabilities, adjusted according to the Adjustments as the same may be applied to such business segment, and further adjusted to exclude the effect on income of any fixed asset-write-offs related to specific discontinued programs within the AEC business segment (including ASC), plus adding back charges related to any write-offs of previously capitalized costs or charges for recognized future losses, in both cases only as related to the long term agreement for the supply of parts for the Rolls Royce BR725 engine. For the purposes of determining the Metric Percentage achieved, the following goals are established:

	Metric Percentage
Performance Metric	0%	50%	100%	150%	200%
Adjusted Global AEC EBITDA excluding R&D	<$3.5M	≥ $3.5M	≥ $8.5M	≥ $13.5M	≥ $18.5M

“ASC Capability Milestones” shall mean the successful accomplishment within Albany Safran Composites of certain pre-identified goals designed to demonstrate (a) production readiness and (b) alignment of ASC capabilities with customer requirements. For the purposes of this Performance Metric, the successful achievement of the goal shall be derived only from the specific milestones identified. Each milestone was assigned an individual incremental weight which could aggregate to 150% of goal if success was achieved with regard to each milestone. The Committee has determined that disclosing actual milestones and goals would result in competitive harm to the Company.

“AEC R&T Milestones” shall mean the successful achievement of a project milestones within any of the hereinafter designated Research & Technology programs currently in progress or contemplated within the Albany Engineered Composites business segment. For the purposes of this Performance Metric, the successful achievement of a project milestone shall be derived only from designated projects/programs. Each milestone was assigned an individual incremental weight which could aggregate to 150% of goal if success was achieved with regard to each milestone. The Committee has determined that disclosing actual milestones and goals would result in competitive harm to the Company.

“2015 Other Cash Flow” shall be equal to that portion of “Net Income” for 2015 as reported in the Company’s Consolidated Statement of Income for 2015, which is in the aggregate attributable to the Global Information Systems (GIS) and Corporate cost centers and items reported as other income/expense, net, less any income, or plus any expense, derived from the revaluation of non-functional currency assets and liabilities, adjusted according to the Adjustments as the same may be applied to such cost centers, then further adjusting the resulting amount by: (X) deducting therefrom the aggregate sum of any GIS or Corporate approved capital expenditures released during 2015, plus any over-budget capital expenditures costs or less any under budget capital expenditure costs budgeted regardless of the year in which released; (Y) adding back any cash outflows related the purchase of the Company’s headquarters building and the buyout of the underlying lease agreement; and (Z) by increasing, or decreasing as the case may be, the amount by a sum equal to the net increase (or decrease) in Accounts Payable during the Performance Period. Accounts Payable shall in each case mean the amounts set forth in the Company’s financial accounting systems and reported in the Company’s year-end consolidated financial statements for the applicable year in accordance with GAAP, adjusted to exclude (1) any Accounts Payable attributable to the Company’s Albany Engineered Composites business segment, (2) any Accounts Payable attributable to any business operations acquired during the applicable year and (3) the effect of currency fluctuations.

For the purposes of determining the Metric Percentage achieved, the following goals are established:

			Metric Percentage
Performance Metric	0%	50%	100%	150%	200%
2015 Other Cash Flow	< -$57.6M	≥ -$57.6M	≥ -44.3M	≥ -$35.4M	≥ -$26.6M

“Aggregate Global MC Cash Flow” — the aggregate amount reported as Global MC Cash Flow (as defined above) in 2015, 2016, and 2017.

“Aggregate Adjusted Global AEC EBITDA excluding R&D” — the aggregate total amount of Adjusted Global AEC EBITDA excluding R&D (as defined above) in 2015, 2016, and 2017.

“The Weighted Average of The AEC Three-year Performance Metrics” — shall equal (60% x Metric Percentage achieved for the Aggregate Adjusted Global AEC EBITDA excluding R&D Metric defined above) + (40% x Metric Percentage achieved for the Success in Achieving Long Term AEC Research and Technology Development Projects Metric defined below).

“Success in Achieving Long Term AEC Research and Technology Development Goals” — For the purposes of this performance metric, success would be a combination of achieving (1) at least six (6) a new projects or new phases of an existing project specifically involving customer participation on projects having a technical readiness levels of between 1 and 4 and annual revenue potential of at least $5 million per product or product family and (2) at least three (3) new commercial collaborations on existing development projects having a technical readiness level of 5 or greater and annual potential of at least $5 million per product or product family. The targeted performance for 100% achievement of goal was twelve (12) new initiatives commenced AND six (6) new commercial collaborations entered into during the Performance Period.

“Success in Achieving Long Term Development Project Goals” shall mean the establishment of a defined trial plan, with a specific customer’s machine targeted, coupled with the shipment of at least one trial fabric to the customer for during the Performance Period and, where required, a minimum number of reorders to different machine positions, from any of the following seven (7) existing development projects identified on the Corporate Research & Development Priority List, provided, however that for each of those seven development projects only one new product trial shall may be considered a success and any additional trial must be from within one of the other development projects. Each development project was assigned an individual incremental weight which could aggregate to 150% of goal if success was achieved in each project. The Committee has determined that disclosing actual development projects would result in competitive harm to the Company.

Exhibit A

ALBANY INTERNATIONAL CORP.

2011 INCENTIVE PLAN

(As approved by the Board of Directors on February 25, 2011)
|(As originally approved by Shareholders on May 27, 2011)

1. Purpose of the Plan

This Albany International Corp. 2011 Incentive Plan (the “Plan”) is intended to promote the interests of Albany International Corp. (including any successor thereto by way of merger, consolidation or reorganization, the “Company”) and its shareholders by providing the employees of the Company and its subsidiaries, who are largely responsible for the management, growth and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company. The Plan is designed to meet this goal by providing such employees with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

2. Definitions

As used in the Plan, the following definitions apply to the terms indicated below:

(a) “Board of Directors” means the Board of Directors of the Company.

(b) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by law to close.

(c) “Change in Control” may, unless otherwise restricted in an Incentive Award, be deemed to have occurred if (i) there is a change of ownership of the Company as a result of one person, or more than one person acting as a group, acquiring ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, provided, however, that the acquisition of additional stock by a person or group who already owns 50% of the total fair market value or total voting power of the stock of the Company shall not be considered a Change in Control; (ii) notwithstanding that the Company has not undergone a change in ownership as described in subsection (i) above, there is a change in the effective control of the Company as a result of either (a) one person, or more than one person, acting as a group, acquiring (or having acquired during the 12 month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Common, or (b) a majority of the members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of appointment or election, provided, however, that in either case the acquisition of additional control by a person or group who already is considered to effectively control the Company shall not be considered to a Change in Control; or (iii) there is a change in ownership of a substantial portion of the Company’s assets as a result of one person, or more than one person acting as a group, acquiring (or having acquired during the 12 month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions, provided, however, that there is no Change in Control if the transfer of assets is to the shareholders of the Company or an entity controlled by the shareholders of the Company. A more restrictive definition of Change in Control that may be set forth in any Incentive Award shall nonetheless conform to the regulations implementing Section 409A of the Code.

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e) “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

(f) “Committee” means the Compensation Committee of the Board of Directors.

B-1-1

(g) “Common Stock” means the Company’s Class A Common Stock, $.001 par value per share, or any other security into which such stock shall be changed pursuant to the adjustment provisions of Section 10 of the Plan.

(h) “Company” means Albany International Corp. and any successor thereto by way of merger, consolidation or reorganization.

(i) “Covered Employee” means a Participant who at the time of reference is a “covered employee” as defined in Section 162(m) of the Code and the regulations promulgated under Section 162(m) of the Code, or any successor statute.

(j) “Date of Grant” means the date on which an Incentive Award under the Plan is made by the Committee (which date shall not be earlier than the date on which the Committee takes action with respect thereto), or such later date as the Committee may specify that the Incentive Award becomes effective.

(k) “Director” means a member of the Board of Directors who is not at the time of reference an employee of the Company.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” means, with respect to a share of Common Stock, the closing price of such share as reported in “New York Stock Exchange Composite Transactions” in The Wall Street Journal for the relevant date or, if no quotation shall have been made on such relevant date, on the next preceding day on which there were quotations or, if the Company’s shares of Common Stock are not traded on such exchange, such price as reported on such other securities market or exchange on which such shares are traded as the Committee shall determine.

(n) “Incentive Award” means an Option, SAR, Other Stock-Based Award or Other Incentive Award granted to a Participant pursuant to the terms of the Plan.

(o) “Incentive Stock Option” means an option to purchase Common Stock that is intended to qualify as an incentive stock option under Section 422 of the Code and the Treasury Regulations thereunder.

(p) “Nonqualified Stock Option” means an option to purchase Common Stock that is not an Incentive Stock Option.

(q) “Option” means a stock option to purchase shares of Common Stock granted to a Participant pursuant to Section 6.

(r) “Other Incentive Award” means other Incentive Awards that are not equity-based or equity-related granted to a Participant pursuant to Section 8. An Other Incentive Award may or may not be Performance-Based Compensation.

(s) “Other Stock-Based Award” means an equity or equity-related award granted to a Participant pursuant to Section 8. An Other Stock-Based Award may or may not be Performance-Based Compensation.

(t) “Participant” means an employee of the Company or a Subsidiary of the Company who is eligible to participate in the Plan and to whom one or more Incentive Awards have been granted pursuant to the Plan and, following the death of any such employee, his or her successors, heirs, executors and administrators, as the case may be.

(u) “Performance-Based Compensation” means compensation that satisfies the requirements of Section 162(m) of the Code for deductibility of remuneration paid to Covered Employees.

(v) “Performance Committee” means such committee or subcommittee of the Board of Directors as shall be designated by the Board of Directors or the Committee to administer the Plan and exercise such discretion and authority under the Plan as is necessary to satisfy the requirements of Section 162(m) of the Code for Performance-Based Compensation.

(w) “Performance Measures” means such measures as are described in Section 9 on which performance goals are based in order to qualify certain Incentive Awards granted hereunder as Performance-Based Compensation.

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(x) “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation.

(y) “Permitted Shareholders” means (a) J. Spencer Standish, (b) any of J. Spencer Standish’s descendants or legatees, (c) any executor, personal representative or spouse of J. Spencer Standish or any of his descendants, (d) any corporation, trust or other entity holding voting stock of the Company as to which one or more of the Persons identified in the foregoing clauses (a) through (c) have Control, (e) any trust as to which Persons so identified in clauses (a) through (c) above hold at least 85% of the beneficial interest in the income and principal of the trust disregarding the interests of the contingent remaindermen and (f) any 401(k) or employee stock ownership plan for the benefit of employees of the Company.

(z) “Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act.

(aa) “Plan” means the Albany International Corp. 2011 Incentive Plan, as it may be amended from time to time.

(bb) “SAR” means a stock appreciation right granted to a Participant pursuant to Section 7.

(cc) “Securities Act” means the Securities Act of 1933, as amended.

(dd) “Specified Employee” means a Participant who is a “specified employee” (as defined in Section 409A(2)(B)(i) of the Code) of the Company (or an entity which is considered to be a single employer with the Company under Section 414(b) or 414(c) of the Code), as determined under Section 409A of the Code at any time during the twelve (12) month period ending on December 31, but only if the Company has any stock that is publicly traded on an established securities market or otherwise.

(ee) “Subsidiary” means as to any Person, any other Person (i) of which such Person directly or indirectly owns securities or other equity interests representing 50% or more of the aggregate voting power or (ii) of which such Person possesses the right to designate or elect, or has designated, 50% or more of the directors or Persons holding similar positions.

3. Stock Subject to the Plan

a) In General

Subject to adjustment as provided in Section 10 as well as otherwise in this Section 3, the aggregate number of shares of Common Stock that may be issued pursuant to Incentive Awards granted under this Plan shall be (a) 500,000 (including the shares that remain available for issuance pursuant to the Company’s 2005 Incentive Plan) plus (b) such additional number of shares as the Board of Directors shall, from time to time subsequent to January 1, 2011 and during the term of the Plan, determine; provided that the number of shares so added by the Board of Directors shall not exceed, in any one calendar year, 500,000; and provided, further, that the total number of shares of Common Stock then available for issuance under this Plan shall not exceed 1,000,000 at any time.

For purposes of the preceding paragraph, shares of Common Stock issuable pursuant to Incentive Awards shall only be counted as used to the extent they are actually issued and delivered to a Participant (or such Participant’s permitted transferees as provided in the Award Agreement evidencing such Incentive Award) pursuant to the Plan. For purposes of clarification, in accordance with the preceding sentence if an Incentive Award is settled for cash or if shares of Common Stock are withheld to pay the exercise price of an Option or to satisfy any tax withholding requirement in connection with an Incentive Award, only the shares issued (if any), net of the shares withheld, will be deemed delivered for purposes of determining the number of shares of Common Stock that are available for issuance under the Plan. In addition, if shares of Common Stock are issued subject to conditions which may result in the forfeiture, cancellation or return of such shares to the Company, any portion of the shares forfeited, cancelled or returned shall be treated as not issued pursuant to the Plan. In addition, if shares of Common Stock owned by a Participant (or such Participant’s permitted transferees as provided in the Award Agreement evidencing such Incentive Award) are tendered (either actually or through attestation) to the Company in payment of any obligation in connection with an Incentive Award, the number of shares tendered shall be added to the number of shares of Common Stock that are available for issuance under the Plan. Shares of Common Stock covered by Incentive Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual) shall not count as used under the Plan for purposes of this Section 3.

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Subject to adjustment as provided in Section 10, the maximum number of shares of Common Stock that may be delivered in any fiscal year of the Company pursuant to Incentive Awards granted under the Plan to any single Participant shall not exceed 200,000 shares and the maximum cash payment made in any fiscal year of the Company pursuant to Incentive Awards granted under the Plan to any single Participant shall not exceed $3,000,000, in each case prorated on a daily basis for any fiscal year of the Company that is shorter than 365 days. The maximum number of shares of Common Stock that may be granted under Options to any one Participant during any one calendar year shall be limited to 200,000 shares (subject to adjustment as provided in Section 10 hereof).

(b) Prohibition on Substitutions and Repricings

In no event shall any repricing (within the meaning of U.S. generally accepted accounting practices or any applicable stock exchange rule) of Incentive Awards issued under the Plan be permitted at any time under any circumstances, in each case unless the shareholders of the Company expressly approve such substitution or repricing.

4. Administration of the Plan

The Plan shall be administered by a Committee of the Board of Directors and, to the extent necessary to satisfy the requirements of Section 162(m) of the Code for Performance-Based Compensation, the Performance Committee. The Performance Committee shall consist of two or more persons, all of whom qualify as “outside directors” within the meaning of Section 162(m) of the Code. As used in the Plan, references to the “Committee” shall be deemed to refer to the Performance Committee to the extent that the action contemplated by the provision in which such reference occurs would be required to be taken by the Performance Committee in order to satisfy the requirements of Section 162(m) of the Code for Performance-Based Compensation.

The Committee shall, consistent with the terms of the Plan, from time to time designate those who shall be granted Incentive Awards under the Plan and the amount, type and other terms and conditions of such Incentive Awards. All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee, in writing, to any subcommittee thereof.

The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Incentive Award (and any Award Agreement) granted thereunder and to adopt and amend from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate. Without limiting the generality of the foregoing, (i) the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment, and (ii) the employment of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such person is employed by or provides services to a Person that is a Subsidiary of the Company and such Person ceases to be a Subsidiary of the Company, unless the Committee determines otherwise. Decisions of the Committee shall be final, binding and conclusive on all parties.

On or after the date of grant of an Incentive Award under the Plan, the Committee may (i) accelerate the date on which any such Incentive Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Incentive Award, including, without limitation, extending the period following a termination of a Participant’s employment during which any such Incentive Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such Incentive Award or (iv) provide for the payment of dividends or dividend equivalents with respect to any such Incentive Award, except as otherwise proscribed by applicable law.

In addition to such other rights of indemnification as they may have as directors, as members of the Committee or otherwise, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with an appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Incentive Award granted hereunder and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his or her duties; provided that within sixty days after institution of any such action, suit or proceeding, a Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

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The Committee intends to administer the Plan in accordance with Section 409A of the Code and shall construe the terms of the Plan or any Awards thereunder consistent with Section 409A of the Code.

5. Eligibility

The Persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be those key employees responsible for the management, growth and protection of the business of the Company, as determined by the Committee from time to time in its sole discretion. All Incentive Awards granted under the Plan shall be evidenced by a separate written instrument or agreement (an “Award Agreement”) entered into by the Company and the recipient of such Incentive Award that shall include the terms and conditions consistent with Plan as the Committee may determine.

6. Options

(a) The Committee may from time to time grant Options. Subject to the provisions of the Plan, the Committee shall have authority, within its absolute discretion:

(i) to determine which of the key employees of the Company and its Subsidiaries shall be granted Options;

(ii) to determine the time or times when Options shall be granted and the number of shares to be subject to each Option;

(iii) to determine the exercise price of the Common Stock subject to each Option, which shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant;

(iv) to determine the Fair Market Value of the Common Stock on the date of grant of an Option;

(v) to determine the term of each Option, which shall not continue for more than twenty years from the date of grant of the Option, and to accelerate the expiration of the term of an Option;

(vi) to determine the time or times when each Option shall be exercisable and to accelerate at any time the time or times when an outstanding Option shall be exercisable, provided that no Option may be exercisable before the first anniversary of its date of grant; to accept, as full or partial payment of the exercise price and/or any taxes to be withheld by the Company upon exercise of any Option, shares of Common Stock tendered by the Participant or requested by the Participant to be withheld from the shares to be delivered upon such exercise, and to determine the value of the shares so tendered or withheld;

(vii) to determine, to the extent permitted by law, the status under the Internal Revenue Code of any Option granted under the Plan, including, without limitation, whether the Option shall be treated as an Incentive Stock Option;

(viii) to determine the effect on any Option of the termination of the employment of the Participant, of any conduct or activity of the Participant, or of any Change in Control;

(ix) to determine the extent to which Options granted under the Plan shall be assignable or transferable; and

(x) to prescribe from time to time the form or forms of the instruments evidencing Options granted under the Plan.

(b) Exercise Price.

The exercise price of the Option shall be determined by the Committee; provided, however, that the exercise price per share of an Option shall not be less than one hundred percent (100%) of the Fair Market Value per share of the Common Stock on the Date of Grant.

(c) Vesting; Term of Option.

The Committee, in its sole discretion, shall prescribe in the Award Agreement the time or times at which, or the conditions upon which, an Option or portion thereof shall become vested and exercisable, and may accelerate the exercisability of any Option at any time. An Option may become vested and exercisable upon a Participant’s retirement, death, disability, Change in Control or other event, to the extent provided in an Award Agreement. The period during which a vested Option may be exercised shall be ten years from the Date of Grant, unless a shorter

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exercise period is specified by the Committee in an Award Agreement, and subject to such limitations as may apply under an Award Agreement relating to the termination of a Participant’s employment or other service with the Company or any Subsidiary.

(d) Option Exercise; Withholding.

Subject to such terms and conditions as shall be specified in an Award Agreement, an Option may be exercised in whole or in part at any time during the term thereof by notice to the Company together with payment of the aggregate exercise price therefor. Payment of the exercise price shall be made (i) in cash or by cash equivalent, (ii) at the discretion of the Committee, in shares of Common Stock acceptable to the Committee, valued at the Fair Market Value of such shares on the date of exercise, (iii) at the discretion of the Committee, by a delivery of a notice that the Participant has placed a market sell order (or similar instruction) with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price (conditioned upon the payment of such net proceeds), (iv) at the discretion of the Committee, by withholding from delivery shares of Common Stock for which the Option is otherwise exercised, (v) at the discretion of the Committee, by a combination of the methods described above or (vi) by such other method as may be approved by the Committee and set forth in the Award Agreement. In addition to and at the time of payment of the exercise price, the Participant shall pay to the Company the full amount of any and all applicable income tax and employment tax amounts required to be withheld in connection with such exercise, payable under one or more of the methods described above for the payment of the exercise price of the Options or as otherwise may be approved by the Committee.

(e) Limited Transferability.

Solely to the extent permitted by the Committee in an Award Agreement and subject to such terms and conditions as the Committee shall specify, a Nonqualified Stock Option (but not an Incentive Stock Option) may be transferred to members of the Participant’s immediate family (as determined by the Committee) or to trusts, partnerships or corporations whose beneficiaries, members or owners are members of the Participant’s immediate family, and/or to such other persons or entities as may be approved by the Committee in advance and set forth in an Award Agreement, in each case subject to the condition that the Committee be satisfied that such transfer is being made for estate or tax planning purposes or for gratuitous or donative purposes, without consideration (other than nominal consideration) being received therefor. Except to the extent permitted by the Committee in accordance with the foregoing, an Option shall be nontransferable otherwise than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.

(f) Additional Rules for Incentive Stock Options.

(i) Annual Limits. No Incentive Stock Option shall be granted to a Participant if as a result the aggregate fair market value (determined as of the Date of Grant) of the stock with respect to which Incentive Stock Options are exercisable for the first time in any calendar year under the Plan, and any other stock option plans of the Company, any Subsidiary or any parent corporation, would exceed $100,000 (or such other amount provided under Section 422(d) of the Code), determined in accordance with Section 422(d) of the Code and Treasury Regulations thereunder. This limitation shall be applied by taking Options into account in the order in which granted.

(ii) Termination of Employment. An Award Agreement for an Incentive Stock Option may provide that such Option may be exercised not later than 3 months following termination of employment of the Participant with the Company and all Subsidiaries, subject to special rules relating to death and disability, as and to the extent determined by the Committee to be appropriate with regard to the requirements of Section 422 of the Code and Treasury Regulations thereunder.

(iii) Other Terms and Conditions; Nontransferability. Any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of this Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an “incentive stock option” under Section 422 of the Code and Treasury Regulations thereunder. Such terms shall include, if applicable, limitations on Incentive Stock Options granted to ten-percent owners of the Company. An Award Agreement for an Incentive Stock Option may provide that such Option shall be treated as a Nonqualified Stock Option to the extent that

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certain requirements applicable to “incentive stock options” under the Code shall not be satisfied. An Incentive Stock Option shall by its terms be nontransferable otherwise than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.

(iv) Disqualifying Dispositions. If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or one year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

7. Stock Appreciation Rights

(a) Terms

The Committee may from time to time grant SARs. Subject to the provisions of the Plan, the Committee shall have authority, within its absolute discretion:

(i) to determine which of the key employees of the Company and its Subsidiaries shall be granted SARs;

(ii) to determine whether SARs are granted on a stand-alone basis or in tandem with an Option, whether contemporaneously with or after the grant of the Options to which they relate;

(iii) to determine whether SARs may be settled in shares of Common Stock, in cash, or in some combination of Common Stock and cash;

(iv) to determine the time or times when SARs shall be granted and the number of shares for which they are exercisable;

(v) to determine the exercise price of each SAR, which shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant

(vi) to determine the Fair Market Value of the Common Stock on the Date of Grant of a SAR;

(vii) to determine the term of each SAR, which shall not continue for more than twenty years from the Date of Grant of the SAR, and to accelerate the expiration of the term of a SAR;

(viii) to determine the time or times when each SAR shall be exercisable and to accelerate at any time the time or times when an outstanding SAR shall be exercisable, provided that no SAR may be exercisable before the first anniversary of its Date of Grant;

(ix) to accept, as full or partial payment of any taxes to be withheld by the Company upon exercise of any SAR that is to be settled in shares of Common Stock, shares of Common Stock tendered by the Participant or requested by the Participant to be withheld from the shares to be delivered upon such exercise, and to determine the value of the shares so tendered or withheld;

(x) to determine the effect on any SAR of the termination of the employment of the Participant, of any conduct or activity of the Participant, or of any Change in Control;

(xi) to determine the extent to which SARs granted under the Plan shall be assignable or transferable; and

(xii) to prescribe from time to time the form or forms of the instruments evidencing SARs granted under the Plan.

(b) Benefit Upon Exercise

Unless otherwise provided in the Award Agreement evidencing such SAR, the exercise of an SAR with respect to any number of shares of Common Stock shall entitle the Participant to (i) a cash payment, for each such share, equal to the excess of (A) the Fair Market Value of a share of Common Stock on the effective date of such exercise over (B) the per share exercise price of the SAR, (ii) the issuance or transfer to the Participant of the greatest number of whole shares of Common Stock which on the date of the exercise of the SAR have an aggregate Fair Market Value equal to such excess or (iii) a combination of cash and shares of Common Stock in amounts equal to such excess; in each case, as and to the extent provided in the Award Agreement evidencing such SAR.

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(c) Exercise of Tandem SARs

The exercise with respect to a number of shares of Common Stock of an SAR granted in tandem with an Option shall cause the immediate cancellation of the Option with respect to the same number of shares. The exercise with respect to a number of shares of Common Stock of an Option to which a tandem SAR relates shall cause the immediate cancellation of the SAR with respect to an equal number of shares.

8. Other Awards

(a) Other Stock-Based Awards

The Committee may grant equity-based or equity-related awards not otherwise described herein in such amounts and subject to such terms and conditions as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (i) involve the transfer of actual shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of phantom stock, restricted stock, restricted stock units, performance shares, or share-denominated performance units and (iv) be designed to comply with applicable laws of jurisdictions other than the United States. Other Stock-Based Awards that are intended to qualify as Performance-Based Compensation shall also be subject to Section 9 of the Plan.

(b) Other Incentive Awards

The Committee may grant other Incentive Awards that are not equity-based or equity related, in such amounts as the Committee shall determine. Subject to the terms of the Plan, the Committee shall have the authority, within its absolute discretion, to determine the terms and conditions of such Incentive Awards, including, without limitation, the Performance Measures, if any, relating to such Incentive Awards and the length of any Performance Periods. Other Incentive Awards that are intended to qualify as Performance-Based Compensation shall also be subject to Section 9 of the Plan.

9. Performance-Based Compensation

(a) Performance Measures and Periods

The performance goals upon which the payment or vesting of any Incentive Award (other than Options and SARs) to a Covered Employee that is intended to qualify as Performance-Based Compensation depends shall relate to one or more of the following Performance Measures, each of which may be applied with respect to the Company, any Subsidiary or any business unit, or if applicable, any Participant, and which may be measured on an absolute or relative to a peer-group or other market measure basis: revenues; revenue growth; operating income; cash flow (including operating cash flow, free cash flow, discounted cash flow, return on investment, and cash flow in excess of costs of capital); net income; marginal contribution; interest expense; earnings per share; return on sales; return on assets; return on equity; return on invested capital; working capital; market share; stock price; stock price growth, costs of goods sold; expenses (including selling and general expenses and technical and research expenses); income before income taxes; total shareholder return; EBIT (earnings before interest and taxes); consolidated EBITDA (earnings before interest, taxes, depreciation and amortization); EBITDA growth; EBITDA per share; EBITDA Margin (EBITDA as a percentage of sales) consolidated interest expense; consolidated net income; consolidated tangible net worth and leverage ratio; ongoing earnings; EVA (economic value added); economic profit (net operating profit after tax, less a cost of capital charge); SVA (shareholder value added); pre-tax profit margin; performance against business plan; customer service; corporate governance quotient or rating; employee satisfaction; safety; employee engagement; supplier diversity; workforce diversity; operating margins; credit rating; dividend payments; retained earnings; completion of acquisitions; divestitures and corporate restructurings; and individual goals based on objective business criteria underlying the goals listed above and which pertain to individual effort as to achievement of those goals or to one or more business criteria in the areas of litigation, human resources, information services, production, inventory, support services, site development, plant development, building development, facility development, government relations, product market share, management or non-financial strategic goals.

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Performance Periods may be equal to or longer than, but not less than, one fiscal year of the Company and may be overlapping. Within 90 days after the beginning of a Performance Period, and in any case before 25% of the Performance Period has elapsed, the Committee shall establish (a) performance goals and objectives for the Company for such Performance Period, (b) target awards for each Participant, and (c) schedules or other objective methods for determining the applicable performance percentage to be applied to each such target award.

The measurement of any Performance Measure(s) may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto. Any Performance Measure(s) may be used to measure the performance of the Company or a Subsidiary as a whole or any business unit of the Company or any Subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate.

Nothing in this Section 9 is intended to limit the Committee’s discretion to adopt conditions or goals that relate to performance other than the Performance Measures with respect to any Incentive Award (x) that is not intended to qualify as Performance-Based Compensation, or (y) in the case of an Incentive Award that is intended to qualify as Performance-Based Compensation, where such goals, measures or conditions are used only to decrease the amount payable pursuant to such Incentive Award. In addition, the Committee may, subject to the terms of the Plan, amend previously granted Incentive Awards in a way that disqualifies them as Performance-Based Compensation.

(b) Committee Discretion

With respect to any Performance Period, the Committee shall not have discretion to change the performance goals, increase the amount of a potential award, or modify any other provision after the time permitted to set such goals under the requirements of Section 162(m) in any way that would cause such compensation to be not Performance-Based Compensation, unless the Committee intends that such compensation be disqualified as Performance-Based Compensation. The Committee shall have discretion to reduce the amount payable pursuant to an Award at any time prior to the payment. The Committee may, but shall not be required to, set forth the criteria (which may be subjective) to be used as the basis by the Committee to make any such reduction.

In the event that the requirements of Section 162(m) and the regulations thereunder change to permit Committee discretion to alter the Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

10. Adjustment Upon Changes in Common Stock

Notwithstanding any other provision of the Plan, in the event of any change in the outstanding shares of Common Stock by reason of a stock dividend, recapitalization, merger, consolidation, split-up, extraordinary cash dividend, combination or exchange of shares or the like, the aggregate number and class of shares for which options may be granted under the Plan, the number and class of shares covered by or issuable pursuant to Incentive Awards granted under the Plan, the exercise price of Options granted under the Plan and the value of any outstanding Incentive Awards may be (but are not required to be) appropriately adjusted by the Committee, whose determination shall be conclusive. No fractional shares shall be issued under the Plan and any fractional shares resulting from computations pursuant to this Section shall be eliminated from the Incentive Award.

11. Rights as a Stockholder

No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Incentive Award granted pursuant to the Plan until the date of the issuance of a stock certificate with respect to such shares. Except as otherwise expressly provided in Section 10 hereof, no adjustment of any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

12. No Special Employment Rights; No Right to Incentive Award

(a) Nothing contained in the Plan or any Incentive Award shall confer upon any Participant any right with respect to the continuation of his or her employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award.

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(b) No person shall have any claim or right to receive an Incentive Award hereunder. The Committee’s granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant an Incentive Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

13. Securities Matters

(a) The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until it is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition to the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee deems necessary or desirable.

(b) The exercise of any Option granted hereunder shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Company may, in its sole discretion, defer the effectiveness of an exercise of an Option hereunder or the issuance or transfer of shares of Common Stock pursuant to any Incentive Award to ensure compliance under federal or state securities laws. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option or the issuance or transfer of shares of Common Stock pursuant to any Incentive Award. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

14. Withholding Taxes

(a) Cash Remittance

Whenever shares of Common Stock are to be issued upon the exercise of an Option or the grant or vesting of an Incentive Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting prior to the delivery of any certificate or certificates for such shares or the effectiveness of the lapse of such restrictions. In addition, upon the exercise or settlement of any Incentive Award in cash, the Company shall have the right to withhold from any cash payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise or settlement.

(b) Net-Physical Settlement

Notwithstanding the foregoing, the Committee shall have discretion to permit or require net-physical settlement of Incentive Awards solely to the extent necessary to satisfy the federal, state and/or local withholding tax requirements by withholding from delivery upon settlement of Incentive Awards shares of Common Stock having a value equal to the amount of tax. Such shares of Common Stock shall be valued at their Fair Market Value on the date on which the amount of tax to be withheld is determined. To the extent such settlement would otherwise require delivery of a fractional share, such amounts will be settled in cash.

15. Amendment or Termination of the Plan

The Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that without approval of the shareholders no revision or amendment shall, except as provided in Section 10 hereof, (i) increase the number of shares of Common Stock that may be issued under the Plan or (ii) materially modify the requirements as to eligibility for participation in the Plan. Nothing herein shall restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4 hereof,

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which discretion may be exercised without amendment to the Plan. No action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any previously granted and outstanding Incentive Award. Nothing herein shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

16. No Obligation to Exercise

The grant to a Participant of an Option, SAR or other Incentive Award that requires exercise before benefits are distributed or paid, shall impose no obligation upon such Participant to exercise such Option, SAR or other Incentive Award.

17. Transfers Upon Death

Except as otherwise provided in the instrument evidencing such award, upon the death of a Participant, or upon the transfer of an Incentive Award in the manner (if any) permitted pursuant to the instrument evidencing such award, outstanding Incentive Awards granted to such Participant may be exercised by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will, by the laws of descent and distribution, or by such permitted transfer. No transfer of any Incentive Award, or the right to exercise any Incentive Award, shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of any will, deed of transfer and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Incentive Award.

18. Expenses and Receipts

The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Incentive Award will be used for general corporate purposes.

19. Governing Law

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of New York without regard to its conflict of law principles.

20. Compliance with Section 409A of the Code

The Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Incentive Award issuance and/or payment is subject to Section 409A of the Code, it shall be awarded and/or issued or paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. To the extent any terms of the Plan or Award Agreements are ambiguous, such terms shall be interpreted as necessary to comply with Section 409A of the Code.

21. Six-Month Delay

Notwithstanding any provision in the Plan to the contrary, if the payment of any benefit herein would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as required under Section 409A of the Code for a Specified Employee, then any such payment that the Participant would otherwise be entitled to receive during the first six months following the date of Participant’s separation from service shall be accumulated and paid within fifteen (15) business days after the date that is six months following the date of the participant’s separation from service, or such earlier date upon which such amount can be paid under Section 409A of the Code without being subject to such additional taxes and interest.

22. Effective Date and Term of Plan

The Plan was adopted by the Board of Directors on February 25, 2011, subject to the approval of the shareholders of the Company. No grants may be made under the Plan after February 25, 2021.

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Exhibit B

As approved by the Board February 26, 2016

DIRECTORS’ ANNUAL RETAINER PLAN

1. This Plan shall govern the annual retainer and quarterly meeting fees payable for services as a member of the Board of Directors of Albany International Corp. (“the Company”) during the period from the Annual Meeting of Stockholders of the Company in 2016 until it is amended or terminated by the Board of Directors; provided, that in no event shall any shares be paid under this plan after May 12, 2025. This Plan shall affect only the portion of the annual retainer or meeting fees to be paid in shares of Class A Common Stock (“Shares”) of the Company.

2. A portion of the amounts payable for service as a member of the Board of Directors each year shall be paid in Shares. The total number of shares to be paid to each director each year shall be determined by dividing $70,000 by the per share closing price of a share of such stock on the day of the Annual Meeting at which the election of directors for such year occurs (“the Valuation Price”), as such Valuation Price is shown on the composite index for such day in the Wall Street Journal, rounded down to the nearest whole number. Any director may elect to have any withholding tax obligation arising from the distribution of shares under this Plan to be satisfied by directing the Company to withhold shares with a value equal to such obligation from the shares that would otherwise be issuable. Any election pursuant to this paragraph shall be made no later than 10 business days prior to the date of the Company’s Annual Meeting of Stockholders.

3. The portion of the annual retainer not paid in shares—that is, the aggregate dollar amount of the annual retainer for the year, as determined from time to time by the Board of Directors, less (i) the Valuation Price times (ii) the number of whole shares payable to a director for the year—shall be paid to the directors in cash at such time or times during the year as the Board of Directors shall from time to time determine. Any director may also elect to receive all or any part of the unpaid cash portion of the annual retainer in shares. Any election pursuant to this paragraph shall accompany any election for share withholding under paragraph 2 above.

4. Any shares of Class A Common Stock payable to a director under this Plan shall be delivered to the director as promptly as practicable after each Annual Meeting. Upon delivery to the director, such shares shall be fully paid, non-assessable and not subject to forfeiture.

5. This Plan may be terminated or amended by the Board of Directors at any time, subject to any applicable rules or regulations requiring approval by stockholders of the Company.

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C123456789

IMPORTANT ANNUAL MEETING INFORMATION 000004

000000000.000000 ext 000000000.000000 ext

ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext

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000000000.000000 ext 000000000.000000 ext

MR A SAMPLE Electronic Voting Instructions

DESIGNATION (IF ANY) Available 24 hours a day, 7 days a week!

ADD 1

     Instead of mailing your proxy, you may choose one of the voting ADD 2 methods outlined below to vote your proxy.

ADD 3

ADD 4 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

ADD 5 Proxies submitted by the Internet or telephone must be received by ADD 6 1:00 a.m., EDT, on May 13, 2016.

Vote by Internet

• Go to www.envisionreports.com/AIN

• Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

     • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 1234 5678 9012 345

qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, 4 and 5.

1. Election of Directors: For Withhold For Withhold For Withhold +

01 - John F. Cassidy, Jr. 02 - Edgar G. Hotard 03 - Erland E. Kailbourne 04 - Joseph G. Morone 05 - Katharine L. Plourde 06 - John R. Scannell 07 - Christine L. Standish 08 - John C. Standish

For Against Abstain For Against Abstain

2. Ratification of the selection of KPMG LLP as 3. To approve, by non-binding vote, executive compensation. independent auditor.

4. To approve the Company’s 2011 Incentive Compensation 5. To approve a new Directors’ Annual Retainer Plan. Plan for Section 162(m) purposes.

6. In their discretion upon other matters that may properly come before this meeting.

B Non-Voting Items

Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MMMMMMM1UPX 2662211 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 029JDB

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders.

The Proxy Statement and the 2015 Annual Report to Shareholders are available at: www.envisionreports.com/AIN

qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

Proxy — Albany International Corp.

Proxy solicited on behalf of the Board of Directors for Annual Meeting of Stockholders to be held May 13, 2016.

The undersigned hereby constitutes and appoints Erland E. Kailbourne and Joseph G. Morone, and each of them, the true and lawful agents and proxies of the undersigned, with full power of substitution in each, to vote as indicated herein, all of the shares of Common Stock which the undersigned would be entitled to vote if present in person, at the Annual Meeting of Stockholders of ALBANY INTERNATIONAL CORP. to be held at The One Hundred Club, 100 Market Street, Suite 500, Portsmouth, New Hampshire, on Friday, May 13, 2016 at 9:00 a.m. local time, and any adjournment or adjournments thereof, on matters coming before said meeting.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, the shares will be voted FOR the election of all nominees under Item 1, FOR Items 2, 3, 4 and 5, and in the discretion of the proxies on any other business as may properly come before the meeting.

Participants in the Company’s ProsperityPlus 401(k) Savings Plan have the right to direct Vanguard Fiduciary Trust Company, as Plan Trustee, how to vote shares of Common Stock allocated to their 401(k) plan accounts. If no such direction is given to Vanguard, Vanguard shall interpret this as a direction not to vote any such shares. If properly executed, this proxy shall give the proxies appointed above authority to direct Vanguard to vote the shares in the undersigned’s 401(k) account in the manner directed. If this proxy is properly executed but no direction is given, the proxies appointed above shall direct Vanguard to vote such shares FOR the election of all nominees under Item 1, FOR Items 2, 3, 4 and 5, and in the discretion of the proxies on any other business as may properly come before the meeting. In order for the Plan Trustee to vote 401(k) plan account shares, instructions must be received no later than 11:59 PM Eastern Time on May 9, 2016.

Please mark, sign, date and return this proxy card promptly using the enclosed envelope

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IMPORTANT ANNUAL MEETING INFORMATION 000004 NNNNNN

ENDORSEMENT_LINE______________ SACKPACK_____________

NNNNNNNNN

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Vote by Internet

• Go to www.envisionreports.com/AIN

• Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Stockholder Meeting Notice 1234 5678 9012 345

     Important Notice Regarding the Availability of Proxy Materials for the Albany International Corp. Stockholder Meeting to be Held on May 13, 2016.

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:

www.envisionreports.com/AIN

When you go online to view materials, you can also vote your shares.

: Easy Step 1: Online Go to www.envisionreports.com/AIN Access—AConvenientWay to view tothe View materials Proxy. MaterialsandVote

Step 2: Click on Cast Your Vote or Request Materials.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 29, 2016 to facilitate timely delivery.

COY +

029JFC

Stockholder Meeting Notice

Dear Albany International Corp. Stockholder:

The 2016 Annual Meeting of Stockholders of Albany International Corp. (the “Company”) will be held at the Company’s offices at The One Hundred Club, 100 Market Street, Suite 500, Portsmouth, New Hampshire, on Friday, May 13, 2016, at 9:00 a.m. (local time).

Proposals to be considered at the Annual Meeting:

(1) Election of Directors;

(2) to ratify the appointment of KPMG LLP as the Company’s independent auditors; (3) to approve, by non-binding vote, executive compensation;

(4) to approve the Company’s 2011 Incentive Compensation Plan for Section 162(m) purposes; (5) to approve a new Directors’ Annual Retainer Plan; and

(6) to consider and act upon any other business that may properly come before the meeting or any adjournment(s) thereof.

The Board of Directors recommends a vote “FOR” Items 1, 2, 3, 4 and 5.

The Board of Directors has fixed the close of business on March 21, 2016 as the record date (the “Record Date”) for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

Stockholders of record as of the Record Date are encouraged and cordially invited to attend the Annual Meeting.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials. g Internet – Go to www.envisionreports.com/AIN. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials. g Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. g Email – Send email to investorvote@computershare.com with “Proxy Materials Albany International” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 29, 2016.

029JFC